EXHIBIT 2.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of the 30th day of January, 2015, is made and entered into by and between OLD NATIONAL BANK, a national banking association having its principal office in Evansville, Indiana (the “Seller”), and FIRST MID-ILLINOIS BANK & TRUST, N.A., a national banking association having its principal office in Mattoon, Illinois (the “Purchaser”, and together with the Seller, the “Parties”, and each, a “Party”).
WITNESSETH:

WHEREAS, the Seller conducts banking and other related activities at the branch banking offices set forth on Exhibit A hereto (collectively, the “Branches”);
WHEREAS, the Seller desires to sell certain loans and other assets and assign certain deposit and other liabilities and obligations attributed to the Branches, and the Purchaser desires to purchase such assets and assume such liabilities and obligations upon the terms and conditions hereinafter set forth (the “Acquisition”).
NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; PAYMENT
1.1    Branches. Certain assets and liabilities of the Branches are the only assets and liabilities of the Seller which are the subject of this Agreement. For the consideration, in the manner and upon the terms and conditions hereinafter set forth, the Seller hereby agrees to sell, convey, transfer and assign those certain assets and liabilities, set forth in Sections 1.3, 1.5 and 1.7 hereof to the Purchaser, and the Purchaser agrees to accept and assume such assets and liabilities from Seller.
1.2    Time and Place of Closing. The closing of the transaction contemplated hereby (the “Closing”) shall occur at such time and on such date on which the data transfer contemplated by Section 2.4(a) may occur, and as may be mutually agreed to by the parties following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article V and Article VI hereof (other than conditions that by their nature are normally satisfied at the Closing or that can be satisfied only by the delivery of certificates or other documents at the Closing) (the “Closing Date”), provided that both parties shall use their reasonable efforts to close the transaction on or before August 31, 2015 (the “Outside Date”). The Closing shall be held at the offices of the Seller in Evansville, Indiana or at such other location as may be mutually agreed to by the parties. The transaction contemplated hereby will become effective at the close of business on the day of the Closing.
1.3    Purchase of Assets. Subject to Section 1.4 hereof and the other terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase, accept and receive from the Seller, on the Closing Date the following assets, properties and rights associated with the Branches free and clear of all security interests, liens, mortgages, limitations, restrictions, commitments and encumbrances (“Encumbrances”), except for the security interests, liens, mortgages and encumbrances that are in favor of the Seller with respect to the Loans (as hereinafter defined) or Permitted Encumbrances (as hereinafter defined) (collectively, the “Assets”):

(a)
all loans listed on Exhibit 1.3(a) hereto, and all loans or extensions of credit made from the date of Exhibit 1.3(a) up to the close of business on the Closing Date and attributable to the Branches (the “Pre-Closing Loans”), at their respective outstanding principal amounts plus all accrued but unpaid interest and fees thereon and related unamortized origination costs or fees as of the close of business on the day immediately preceding the Closing Date, together with all security interests, liens, mortgages, guaranties and collateral related thereto, but excluding all loan loss reserves related thereto (all such items collectively, including the Pre-Closing Loans, the “Loans”), as such list shall be updated as of the Closing Date to reflect new loans made attributable to the Branches and to exclude any Loans set forth on Exhibit 1.3(a) hereto that have been repaid in full as to principal and interest prior to the Closing Date; provided, however, that, subject to the discretion of the Purchaser, the Loans shall not include (i) any loans or extensions of credit that, at the Measurement Date or the Closing Date, (A) are on nonaccrual status, (B) are thirty (30) days or more past due, (C) are classified as “substandard,” “doubtful” or “loss” as of the date of the most recent examination of the Seller, has been listed on any “watch list” or similar internal report of the Seller, or, in the reasonable judgment of the Purchaser should be rated watch or lower using the Purchaser’s or the Seller’s rating system in a manner consistent with past practice, (D) have had insurance force-placed, (E) are in connection with a borrower that has filed a petition for relief under the United States Bankruptcy Code prior to the Closing Date or (F) have specific reserves as shown on the Seller’s books and records, (ii) any loans that the Purchaser elects to exclude from the Acquisition upon written notice from the Purchaser to the Seller within sixty (60) days following the date of this Agreement or (iii) any Pre-Closing Loans that the Purchaser elects to exclude from the Acquisition upon written notice from the Purchaser to the Seller within ten (10) calendar days following the Seller notifying the Purchaser of the making of any such Pre-Closing Loan pursuant to Section 1.12(b); provided that the Seller will consult with the Purchaser on any loan proposed to be made following the date of this Agreement (such excluded loans, the “Excluded Loans”);

(b)
(i) all customer files relating to the Loans and the Deposit Liabilities (as hereinafter defined), (ii) all promissory notes, loan agreements, security agreements, pledge agreements, mortgages, guaranties, commitment letters, appraisals, credit reports, titles to collateral, verifications, financial statements, and other loan documents, and any amendments or waivers thereto, relating to the Loans, (iii) all signature cards, account agreements and other deposit account documents relating to the Deposit Liabilities, (iv) all contracts and rental agreements relating to the Seller’s safe deposit box business at the Branches, and (v) such other files, records, documents and instruments as are set forth on Exhibit 1.3(b) hereto;

(c)	all overdrafts associated with all Deposit Liabilities assumed by the Purchaser under Section 1.5 hereof (“Acquired Overdrafts”);

(d)
(i) the Lease Agreements (“Branch Leases”), as listed on Exhibit 1.3(d) hereto under which the Seller leases space (“Leased Property”), with all improvements by the Seller to the Leased Property, and (ii) all fee simple right, title and interest in and to the real property owned by the Seller, as listed on Exhibit 1.3(d) hereto, including the buildings and other improvements thereto (“Owned Real Property”) (the Leased Property and the Owned Real Property are collectively referred to as the “Real Property”);

(e)
all rights, title and interest in and to all personal property, furniture, fixtures, equipment, leasehold improvements, ATM machines (excluding software licensed by the Seller), security systems, safe deposit boxes (excluding the contents thereof), vaults, all non-logo signs, sign framing, structures, posts and other signage infrastructure, all non-logo office supplies and other tangible personal property located at the Branches and owned by the Seller and used at the Branches, as listed on Exhibit 1.3(e) hereto (collectively, the “Fixed Assets”), together with any manufacturer’s warranties thereon which are in effect on the Closing Date and which are assignable to the Purchaser;

(f)
all equipment leases for equipment located in the Branches, all subleases listed on Schedule 3.12, all assignable operating contracts associated with the Branches (excluding any master contracts which cover other branches of the Seller), and all restrictive covenant agreements with employees of the Branches, as listed on Exhibit 1.3(f) hereto (the “Assumed Contracts”);

(g)
all petty, teller, ATM and vault cash maintained at the Branches as of the close of business on the Closing Date, the exact amounts of which will be certified by the Seller as of the Closing Date (“Acquired Cash”);

(h)	subject to Section 1.7 hereof, all safe deposit contracts and rental agreements for the safe deposit boxes located at the Branches;

(i)	the local telephone and fax numbers associated specifically with the Branches;

(j)
all prepaid expenses (the “Prepaid Expenses”) reflected on the books of the Seller attributable to the Branches as of the Closing Date, which include, but are not limited to, prepaid FICO assessments and prepaid FDIC insurance premiums, but only to the extent attributable to the Assets or any of the Deposit Liabilities sold, assigned or transferred to or assumed by the Purchaser pursuant to this Agreement and only to the extent relating to periods after the Closing Date; and

(k)
all assets, rights and interests of the Seller relating to the Branches in respect of Fiduciary Relationships related to Deposit Liabilities in respect of IRAs included in the Assets pursuant to Section 2.31.

The Purchaser hereby understands and agrees that it is purchasing only the Assets and assuming only the Assumed Liabilities (as hereinafter defined) specifically identified in this Agreement and, except as may be expressly provided for in this Agreement, the Purchaser has no interest in or right to (y) any customers of any affiliate of the Seller and (z) any relationship which the Seller, or any other office or branch of the Seller, may have with any customer of the Branches not related to such customers’ status as a holder of Deposit Liabilities or Loans, including, without limitation, any trust or insurance relationship. No right to the use of any sign, trademark, trade name, service mark or corporate name of the Seller, or any of its affiliates, is being sold hereunder.

1.4    Excluded Assets. All assets, properties and rights of the Seller not expressly included in the Assets are excluded from the transactions contemplated by this Agreement, including, without limitation, the following (collectively, the “Excluded Assets”):

(a)
all trademarks, service marks, trade names, corporate names (including, without limitation, the names “Old National”, “Old National Bancorp” and “Old National Bank”), copyrights, medallion program stamps, signs, logos, URLs, domain names (and associated e-mail addresses), Internet web sites, proprietary information, stationery, forms, labels, shipping materials, brochures, advertising and marketing materials and other similar property or rights owned by, relating to or referencing the Seller or any of its affiliates;

(b)	the Excluded Loans;

(c)	all routing numbers of the Seller used in connection with the Deposit Liabilities or the Branches;

(d)
all computer, networking and data processing equipment, hardware and software located at or utilized by the Branches, including, without limitation, servers, workstations, personal computers, CRTs, printers, routers, modems, network hubs, data storage media, operating systems, local area networks, custom software and off-the-shelf software;

(e)	all telephone systems leased by or located at the Branches;

(f)	all records of the Seller, except as expressly provided in Section 1.3(b) hereof;

(g)	all precious metals maintained in the vaults of any of the Branches;

(h)	all trust relationships maintained by the Seller, except as provided in Section 1.3(k); and

(i)
all other assets, properties and rights of the Seller or any of its affiliates relating to, located at, attributed to or used at branches, facilities or locations of the Seller or any of its affiliates other than the Branches.

1.5    Assumption of Liabilities. The Purchaser hereby agrees, subject to Section 1.6 hereof and the other terms and conditions of this Agreement, that on and after the Closing Date it shall assume and fully and timely perform, discharge and pay, in accordance with their respective terms, all of the liabilities and obligations of the Seller relating to (collectively, the “Assumed Liabilities”):

(a)
the deposit accounts shown on the books and records of the Branches as of the close of business on the Closing Date (including, without limitation, all checking, savings, certificate of deposit, individual retirement, Keogh, money market, time deposit, repurchase agreements and sweep accounts) together with all accrued interest relating to such deposit accounts through the close of business on the Closing Date, all of such deposit accounts being listed on Exhibit 1.5(a) hereto (which Exhibit shall be updated to reflect new deposits made and deposits withdrawn or paid between the date of this Agreement and the Closing Date) and shall be delivered to the Purchaser at the Closing (collectively, the “Deposit Liabilities”); provided, that the Purchaser will not assume any Pre-Closing Event Liability related to or in respect of such Deposit Liabilities;

(b)	the performance of contractual obligations arising, and relating to the period, after the Closing Date under the Loans;

(c)	the Branch Leases, other than any Pre-Closing Event Liability related to or in respect of such Branch Leases;

(d)	the Assumed Contracts, other than any Pre-Closing Event Liability related to or in respect of such leases and contracts;

(e)	all safe deposit boxes and all rental agreements and contracts for the safe deposit boxes located at the Branches as of the Closing Date;

(f)	pursuant to Section 2.7, liabilities of Purchaser to any Transferred Employees;

(g)
all obligations of the Seller relating to the Branches in respect of Fiduciary Relationships related to Deposit Liability in respect of IRAs included in the Assumed Liabilities pursuant to Section 2.31; and

(h)	all liabilities or obligations which are expressly identified elsewhere in this Agreement as being assumed, performed, discharged or paid by the Purchaser.

The liabilities and obligations described in this Section 1.5 that the Purchaser hereby agrees to assume and fully and timely perform, discharge and pay are referred to collectively in this Agreement as the “Assumed Liabilities”. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of the Seller relating to the Seller or arising out of the Assets, the Excluded Assets, or the Branches, of any kind or nature and whether known, unknown, contingent or otherwise, on or before the Closing Date, other than the Assumed Liabilities. After the Closing Date, the Seller shall have no duties, responsibilities, liabilities or obligations under or with respect to the Assumed Liabilities.

1.6    Excluded Liabilities. All liabilities and obligations of the Seller not expressly included in the Assumed Liabilities are excluded from the transactions contemplated in this Agreement, including, without limitation, the following (collectively, the “Excluded Liabilities”):

(a)
all deposit accounts attributed to the Branches as of the close of business on the Closing Date which are subject to any order, agreement or Encumbrance (other than as reflected in the deposit agreement or certificate) that in any way restricts the payment of funds representing such account on the order of the depositor;

(b)	all deposits attributed to the Branches that secure letters of credit or loans of the Seller that are not being sold or transferred pursuant to this Agreement;

(c)	all liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by the Seller at the Branches prior to the Closing Date;

(d)
all assets, rights and interests of the Seller relating to the Branches in respect of Fiduciary Relationships, except for the Deposits in respect of IRAs included in the Assets or Assumed Liabilities as contemplated by Section 2.31 hereof, or to other customer relationships attributable to the Branches not being transferred pursuant to this Agreement; and

(e)
any and all other liabilities and obligations of any kind or nature, whether actual, contingent, disclosed, undisclosed, known or unknown, of the Seller relating to the Branches that are not expressly included in the Assumed Liabilities.

Exhibit 1.6 hereto contains a list of all items referred to in Sections 1.6(a) and (b), and the Seller shall, on the Measurement Date, provide the Purchaser with an updated version of Exhibit 1.6 as of the Measurement Date.
1.7    Safe Deposit Business.

(a)
On and after the Closing Date, the Purchaser shall assume and fully and timely perform and discharge all of the Seller’s obligations with respect to the Seller’s safe deposit box business at the Branches in accordance with the terms and conditions of the contracts or rental agreements related to such safe deposit boxes.

(b)
On the Closing Date, the Seller shall transfer the records related to such safe deposit box business to the Purchaser, and the Purchaser shall maintain and safeguard all such records and be responsible for granting proper access to and protecting the contents of the safe deposit boxes at the Branches.

(c)	All safe deposit box rental payments collected by the Seller before the Closing Date for the respective current rental terms shall be prorated between the parties as of the Closing Date.

1.8    Bills of Sale; Deeds; Assignments; Documentation of Assumption. On the Closing Date and pursuant to Section 6.6 hereof, the Seller shall deliver to the Purchaser such bills of sale, deeds, assignments and instruments of transfer, reasonably satisfactory in form and substance to the Seller and the Purchaser, pursuant to which the Seller will transfer title to the Owned Real Property by special warranty deed and all of its right, title and interest in and to the Assets to the Purchaser. On the Closing Date and pursuant to Section 5.6 hereof, the Purchaser shall deliver to the Seller such undertakings and agreements, satisfactory in form and substance to the Seller and the Purchaser, pursuant to which the Purchaser shall assume and agree to fully and timely perform, discharge and pay, in accordance with their respective terms, all of the Assumed Liabilities.

1.9    Calculation of Purchase Price. In consideration of the assumption by the Purchaser of the Assumed Liabilities, the Seller shall transfer the Assets to the Purchaser and shall pay the Purchaser an amount (the “Purchase Price”) equal to (a) the Deposit Liabilities determined in accordance with Section 1.5(a) hereof plus (b) the net amount of any prorated amounts owing by the Seller to the Purchaser pursuant to Section 1.11 hereof, reduced by the sum of (i) the principal amount of the Loans, plus the accrued but unpaid interest and fees thereon and related unamortized origination costs or fees, but net of unearned income and excluding loan loss and general reserves related thereto, as shown on the books and records of the Seller as of the close of business on the Closing Date, (ii) the net book value of the Fixed Assets on the Seller’s books and records as of the close of business on the Closing Date as computed in accordance with accounting principles generally accepted in the United States (“GAAP”), (iii) the Acquired Cash as of the Closing Date, determined in accordance with Section 1.3(g) hereof, (iv) 3.6% multiplied by the Deposit Liabilities less brokered deposits, repurchase agreements and municipal deposits, (v) the amount of $500,000 representing the fixed deposit premium related to the municipal deposits included in the Deposit Liabilities, (vi) the net book value of the Acquired Overdrafts as of the close of business on the day immediately preceding the Closing Date as computed in accordance with GAAP, plus the accrued but unpaid fees related to the Acquired Overdrafts, as shown on the books and records of the Seller as of the close of business on the day immediately preceding the Closing Date, and (vii) the net amount of any prorated amounts owing by the Purchaser to the Seller pursuant to Section 1.11 hereof. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price to any particular asset being transferred or liability being assumed pursuant hereto.
1.10    Closing Date Payment. If the Purchase Price, calculated by the Seller as set forth in Section 1.9 hereof but based upon the relevant values as of the close of business on the second Business Day prior to the Closing Date (the “Measurement Date”), is a positive number, then on the Closing Date the Seller shall transfer to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, an amount which the Seller estimates to be the amount of the Purchase Price. In the event, however, the preceding formula produces a negative number, the absolute value of such amount shall be paid by the Purchaser to the Seller by wire transfer of immediately available funds on the Closing Date to an account designated by the Seller, and the Seller shall have no obligation to make any payment hereunder to the Purchaser (the Purchase Price so transferred by the Purchaser or the Seller, as the case may be, is referred to herein as the “Estimated Purchase Price”); provided, however, for avoidance of doubt, all Pre-closing Loans transferred to the Purchaser at the Closing and not included in the Seller’s calculation of the Estimated Purchase Price as of the Measurement Date (because such Loans were entered into within the second Business Day prior to the Closing Date), will be included in the Seller’s calculation of the Preliminary Statement (as hereinafter defined). The Estimated Purchase Price amount shall be set forth in a certificate executed by the Seller setting forth in reasonable detail the Seller’s calculation and delivered to the Purchaser by 5:00 p.m. (Central Time) on the Measurement Date, which amount and calculation shall be reasonably acceptable to the Purchaser.
1.11    Pro-Rated Adjustment of Income and Expenses. All utility payments, real and personal property taxes and similar expenses and charges relating to the Branches and the Fixed Assets, all Federal Deposit Insurance Corporation (“FDIC”) or FICO premiums and assessments and all other prepaid expenses relating to the operation of the Branches (but excluding any such prepaid expenses relating to the Excluded Assets or the Excluded Liabilities) shall be prorated between the Parties as of the Closing Date on the basis of a 365-day year. To the extent any of such items has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of the Seller and, to the extent due and payable after the Closing Date for a period prior to the Closing Date, there shall be a proportionate monetary adjustment in favor of the Purchaser, in each case pursuant to the formula set forth in Section 1.09 hereof. If any installment of real property taxes for the Owned Real Property for the calendar year 2014 or any prior year has not been paid before the Closing Date, the Seller shall pay such installment before the Closing Date, and (b) the real property taxes for the Owned Real Property for the portion of the calendar year 2015 ending on the Closing Date shall be prorated between the Purchaser and the Seller on the basis of 105% of the amount of the most recent full-year real property tax bill, and the amount attributable to the Seller’s period of ownership of the Owned Real Property shall be added to the amount payable by the Seller under Section 1.09 hereof. All taxes, utility payments and other expenses and charges relating to the Branches to the extent not prorated, which arise or are incurred, assessed or imposed on and after the Closing Date for the operation of the Branches after the Closing Date shall be paid by the Purchaser.

1.12    Updates to Loans Prior to the Closing Date. From the date of this Agreement until the Closing Date, the Seller shall promptly provide to the Purchaser: (a) written notice of the occurrence of any Loan becoming an Excluded Loan, (b) written notice of the making of any Pre-Closing Loan, (c) reasonable access to the Seller’s branch loan-staff personnel to facilitate discussions whether any Loan should be designated as an Excluded Loan, and (d) such other information regarding the Loans as is reasonably requested by the Purchaser. At any time prior to the Closing, if any Loan shall become an Excluded Loan, the Purchaser shall have the right to remove such Loan from Exhibit 1.3(a), in the Purchaser’s sole and absolute discretion, and any such loan so removed shall be deemed to be an Excluded Loan for purposes of this Agreement.
1.13    Allocation of Purchase Price. The purchase price for the Assets being purchased and the Assumed Liabilities being assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within thirty (30) days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060.
1.14    Transfer Taxes and Recording Fees. The Purchaser and the Seller shall pay one-half of any transfer and conveyance taxes in connection with the transfer of the Assets to the Purchaser. The Purchaser shall pay all recording fees in connection with the transfer of the Assets to the Purchaser and the Seller shall pay all recording fees, if any, necessary to cure any Objections (as hereinafter defined).
1.15    Adjustments.

(a)
It is understood by the parties hereto that the books and records of the Seller may not be complete as of the Measurement Date and that certain assets and liabilities of the type constituting the Assets and the Assumed Liabilities may not have been included in the Estimated Purchase Price because (a) such Assets and Assumed Liabilities (i) were not posted on the Measurement Date, or (ii) are carried in the Seller’s suspense account; or (b) for other reasons, complete information with respect to the Assets and the Assumed Liabilities was not otherwise available.

(b)
Within fifteen (15) days, following the Closing Date, the Seller will prepare and deliver to the Purchaser a preliminary statement (the “Preliminary Statement”), consistent with the terms of this Agreement, setting forth the payment required by Section 1.09 hereof, and with regard to Loans as described in Section 1.10 hereof, as of the close of business on the Closing Date, and reconciling the payment detailed in the Preliminary Statement to the Estimated Purchase Price.

(c)
The Purchaser will have fifteen (15) days following the Seller’s delivery of the Preliminary Statement to review and respond to the Preliminary Statement. Unless the Purchaser has delivered to Seller a written letter of its disagreement with the Preliminary Statement (the “Notice of Disagreement”) on or prior to 5:00 p.m. (Central Time) on the fifteenth day following the Seller’s delivery of the Preliminary Statement to the Purchaser, the Preliminary Statement will become the Final Statement (as hereinafter defined). If the Notice of Disagreement is delivered in a timely manner, then (i) any amount set forth in the Preliminary Statement as to which the Purchaser has not objected and properly proposed an adjustment in the Notice of Disagreement will be deemed to be accepted and will become part of the Final Statement and (ii) the Preliminary Statement will become the Final Statement on the earlier of (A) the date that Purchaser and the Seller resolve in writing all remaining disputed matters properly specified in the Notice of Disagreement or (B) the date that the Mediator (as hereinafter defined) delivers to the Purchaser and the Seller a copy of the Final Statement and the Adjustment Payment pursuant to Section 1.15(e) hereof. The Notice of Disagreement will (x) set forth in reasonable detail any proposed adjustment to the Preliminary Statement and the basis for such adjustment (including a specific dollar amount and accompanied by a reasonably detailed explanation) and (y) only include disagreements based on mathematical errors or based on the Preliminary Statement not being calculated in accordance with Section 1.15(b) hereof.

(d)
As soon as reasonably practicable, but in any event no later than ten (10) days after the Purchaser’s delivery of the Notice of Disagreement, the Purchaser and the Seller will meet and endeavor to resolve the unaccepted adjustments described in the Notice of Disagreement. If the Purchaser and the Seller reach agreement in writing on such adjustments, the Final Statement will be the Preliminary Statement modified to reflect the adjustments accepted pursuant to Section 1.15(c) hereof and those otherwise agreed to in writing by the parties pursuant to this Section 1.15(d) hereof.

(e)
If the Purchaser and the Seller do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within ten (10) days following the meeting provided for in Section 1.15(d) hereof, any remaining disputed adjustments that were properly included in the Notice of Disagreement will be settled by a firm of certified public accountants mutually agreeable to the Seller and the Purchaser (the “Mediator”) in accordance with the following provisions of this Section 1.15(e) hereof. The Purchaser and the Seller will furnish the Mediator with a copy of this Agreement, the Closing Financial Statements, the Preliminary Statement and the Notice of Disagreement. The Mediator’s engagement will be limited to (i) reviewing the Preliminary Statement and the amounts properly placed in dispute by the Notice of Disagreement, (ii) determining (A) whether the Seller’s proposed amount for an item in the Preliminary Statement or the Purchaser’s proposed adjustment thereto in the Notice of Disagreement is calculated more nearly in accordance with Section 1.15(b) hereof and (B) whether there were mathematical errors in the Preliminary Statement, (iii) preparing the Final Statement, which will include those amounts in the Preliminary Statement not properly disputed by the Purchaser, those adjustments otherwise agreed to in writing by the Parties pursuant to Section 1.15(d) hereof and those amounts determined by the Mediator to be calculated more nearly in accordance with Section 1.15(b) hereof and (iv) calculating the Adjustment Payment (as hereinafter defined). The Parties shall each pay one-half of the fees and expenses of the Mediator. The Mediator will complete its preparation of the Final Statement and the Adjustment Payment within fifteen (15) days from the date of submission of the disputed adjustments to the Mediator, and will deliver a copy of the Final Statement and the Adjustment Payment to the Seller and the Purchaser and, together with a report setting forth each disputed adjustment, the Mediator’s determination with respect thereto, and a statement of the Mediator’s reasons for such determination. The Mediator’s determination will be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

(f)
The appropriate post-closing adjustment payment (the “Adjustment Payment”) to reflect the difference, if any, between the amount calculated pursuant to Section 1.15(b) hereof through Section 1.15(e) hereof and the amounts calculated as of the Measurement Date pursuant to Section 1.10 hereof shall be paid by the Seller or by the Purchaser, as the case may be, on or before ten (10) days following the Preliminary Statement becoming the Final Statement (the “Adjustment Date”). Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the Party receiving the Adjustment Payment. Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, Midwest Edition, on the Closing Date, or, if none, on the latest date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.

ARTICLE II
CERTAIN AGREEMENTS OF PURCHASER AND SELLER
2.1    Regulatory Approvals.

(a)
The Purchaser, at its sole obligation and expense, shall, as soon as practicable following the date of this Agreement, but in no event later than forty-five (45) calendar days following the date hereof, prepare all applications, as required by applicable law, and file such applications with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the Assumed Liabilities, to establish a branch at the location of each of the Branches and to effect in all other respects the transactions contemplated hereby (the “Governmental Approvals”); provided, that the Seller has supplied to the Purchaser all necessary Seller information required for such applications not less than three (3) Business Days prior to the date on which such application is filed. The Purchaser agrees to (i) make draft copies of such applications (except for any confidential portions thereof) available to the Seller at least two (2) Business Days prior to the filing thereof, (ii) treat and pursue approval of the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and state regulatory authorities of all information submitted in the applications entitled to confidential treatment, (iv) promptly provide the Seller with a copy of the applications as filed (except for any confidential portions thereof) and all approvals, denials, requests, notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its reasonable efforts to obtain all Governmental Approvals.

(b)
The Seller shall, as soon as practicable following the date of this Agreement, prepare and file with the appropriate federal and state regulatory authorities notice of its intent to cease operation of the Branches and to consummate the transactions contemplated hereby and thereafter shall use its reasonable efforts to obtain any required permission or approval of such regulatory authorities to cease operating the Branches. The Seller agrees to (i) treat and pursue approval of the applications in a diligent manner and on a priority basis, (ii) promptly provide the Purchaser with a copy of the applications as filed (except for any confidential portions thereof) and all approvals, denials, requests, notices, orders, opinions, correspondence and other documents with respect thereto, and (iii) use its reasonable efforts to obtain all such permissions or approvals.

2.2    Access. The Seller shall afford to the Purchaser and its authorized representatives, upon reasonable prior notice (or upon less prior notice as agreed by the Parties), reasonable access to the Branches, employees, properties, books and records, and any other information directly related to the Branches, the Loans and the Assets in order that the Purchaser, at the Purchaser’s sole expense, may have full opportunity to prepare for the and to make a reasonable review and investigation of the Assets and the Assumed Liabilities at reasonable times during the Seller’s regular business hours without materially interfering with the normal business and operations of the Branches or the affairs of the Seller. The Seller shall furnish the Purchaser with such information as to its business, operations and properties relating to the Branches as the Purchaser may, from time to time, reasonably request and as shall be available, which is required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby or the prepare for the data transfer contemplated by Section 2.4(a). Nothing in this Section 2.2 shall be deemed to require the Seller to disclose information it cannot lawfully disclose or to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans.

2.3    Confidentiality. Prior to the Closing, the Purchaser shall, and shall cause its directors, officers, employees, agents and representatives to, hold in strict confidence and not disclose to any other person or entity without the prior written consent of the Seller (a) the terms of this Agreement, and (b) all information received by the Purchaser or its directors, officers, employees, agents or representatives from or with respect to the Seller, the Branches, the Assets, the Assumed Liabilities, the customers or the transactions contemplated hereby, except such information (i) as may be publicly available other than through a breach of this Agreement or the wrongful dissemination of such information by the Purchaser or its directors, officers, employees, agents or representatives, (ii) as may be required to be disclosed by applicable law or regulation, or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system, or (iii) as required to obtain the Governmental Approvals provided that the Purchaser may make such information available to its agents, attorneys and representatives and any Persons, and their respective agents, attorneys and representatives, interested in providing financing to the Purchaser who agree to keep such information in strict confidence and to use such information only in connection with providing such financing to the Purchaser. The Seller and the Purchaser agree that neither shall issue any news or press release nor provide information to any reporter or the media regarding this Agreement or the transactions contemplated hereby, except as is required by applicable law, without obtaining the prior approval of the other Party. In addition to the foregoing, the Seller and the Purchaser are parties to a separate confidentiality agreement relating to the Branches and the transaction contemplated hereby which shall remain binding upon the Parties and in full force and effect in accordance with its terms (the “Confidentiality Agreement”); provided, that effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to Branches; provided, further, that (x) the Purchaser acknowledges that any and all other information provided to it by the Seller concerning the Seller and (y) the Seller acknowledges that any and all other information provided to it by the Purchaser concerning the Purchaser shall, in each case, remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
2.4    Conversion of Accounts; Transfer and Delivery of Assets and Deposit Liabilities.

(a)
Prior to the Closing Date, the Purchaser shall provide reasonable assurances to the Seller that its data processing systems are capable of receiving the Assets and the Deposit Liabilities on the Closing Date. The Seller and the Purchaser shall use commercially reasonable efforts and cooperate in good faith to assure on the Closing Date an orderly transition of ownership of the Assets and Assumed Liabilities to the Purchaser. From the date of this Agreement until the Closing, the Seller will provide reasonable cooperation with and assist the Purchaser in planning a conversion to transition the business of the Branches from the Seller to the Purchaser, including the transition of the Seller’s electronic data to an electronic file format mutually agreeable to both Parties, on the Closing Date. As soon as practicable following the date hereof, the Seller shall provide the Purchaser with applicable product functions and specifications relating to the data processing support required for the Deposit Liabilities and Loans maintained at the Branches (such Deposit Liabilities and Loans, collectively, the “Accounts”). As soon as practicable following the date hereof, the Seller shall provide to the Purchaser file formats relating to the Accounts. Within fourteen (14) Business Days of up to three (3) separate requests by the Purchaser, the Seller agrees to provide to the Purchaser a complete set of data files/conversion tapes related to the Accounts in such form as agreed between the Seller and the Purchaser (unless additional sets of test tapes are reasonably required to effect the conversion). The Purchaser shall review and analyze such materials, including the file formats and data files/conversion tapes, and shall advise the Seller in writing of any defects or concerns relating thereto not later than thirty (30) Business Days following receipt thereof. On the Closing Date, the Seller shall provide a final set of data files/conversion tapes contemplated in this Section 2.4(a) to the Purchaser as of such date regardless of the number of requests for such information and material made by the Purchaser pursuant to this Section 2.4(a).

(b)
Commencing promptly following the date hereof, appropriate personnel of the Seller and the Purchaser shall meet to discuss and draft a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of this Agreement, including, but not limited to, handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through Automated Clearing House (“ACH”) or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z of the Federal Reserve Board, miscellaneous account adjustments, daily settlement, and other settlement and transition items. The Parties shall have the transition plan completed thirty (30) calendar days from the date hereof.

(c)	On the Closing Date, the Seller shall:

(i)	deliver to the Purchaser such of the Assets as shall be capable of physical delivery;

(ii)	assign, transfer and deliver to the Purchaser such of the following records pertaining to the Deposit Liabilities as exist and are available in whatever form or medium is maintained by the Seller:

(A)	all orders, agreements and contracts between the Seller and depositors attributed to the Branches and records of similar character, including signature cards; and

(B)	all records of account maintained for each depositor attributed to the Branches;

(iii)
produce a bank statement for each of the Loans transferred and Deposit Liabilities assumed and mail, at its expense, a statement dated as of the day immediately prior to the Closing Date to the customer with respect to each of the Deposit Liabilities; and

(iv)
assign, transfer and deliver to the Purchaser the promissory notes, security agreements, mortgages and related agreements and loan files, actually in the possession or control of the Seller, relating to or evidencing all Loans to the extent the same exist and in whatever form or medium is maintained by the Seller, including such items listed in Section 6.6 hereof.

2.5    Retention of and Access to Files and Records Following the Closing Date.

(a)
The Purchaser agrees that it shall maintain, preserve and safely keep, for as long as may be required by applicable law and in accordance with customary business practices, all of the files, books of account and records relating to the Branches (including, without limitation, the Assets and the Assumed Liabilities) transferred hereunder by the Seller for the joint benefit of itself and the Seller, and that it shall permit the Seller and its employees and representatives, at any reasonable time during normal business hours and upon forty-eight (48) hours’ prior notice and at the Seller’s expense, to inspect, make extracts from or copies of any such files, books of account and records as the Seller shall deem reasonably necessary to comply with or contest any applicable legal, tax, banking, accounting or regulatory policies or requirements, or any Proceeding thereunder or requests related to customer relationships at the Branches prior to the Closing.

(b)
In the event that some of the Seller’s records concerning the Deposit Liabilities cannot reasonably be segregated from the Seller’s records regarding accounts not transferred pursuant to this Agreement, the Seller shall not deliver such records to the Purchaser but shall maintain, preserve and safely keep such records for as long as may be required by applicable law. The Purchaser shall be permitted to request copies of portions of such records to the extent the information set forth therein relates to the Deposit Liabilities. For such period as may be required by applicable law, the Seller shall provide research and account history services related to any such records to the Purchaser at the Purchaser’s request. Such services shall be provided on the same service schedule as services then provided by the Seller to existing customers and the Purchaser shall pay the same rates for such services as the Seller then charges its existing customers. Such services do not include information required to be provided by the Seller under Section 2.15 hereof.

(c)
In the event that some of the Seller’s records concerning its loans which are not included in the Loans cannot reasonably be segregated from the Purchaser’s records regarding Loans transferred pursuant to this Agreement, the Purchaser shall maintain, preserve and safely keep such records for as long as may be required by applicable law. For such period as may be required by applicable law, the Purchaser shall provide research and account history services related to any such records to the Seller at the Seller's request and Seller shall pay the same rates for such services as the Purchaser shall charge its then existing customers hereof.

2.6    Safekeeping. Subject to Section 1.7 hereof and in accordance with customary industry standards, the Seller agrees to transfer and deliver to the Purchaser on the Closing Date all safe deposit box contents, including without limitation, cash, securities, papers, valuables and other items (collectively, “Safekeeping Items”), held by the Seller in safekeeping for its customers at the Branches, together with all records relating thereto (in whatever form or medium is maintained by the Seller). The Purchaser agrees to assume, honor and discharge, from and after the Closing Date, the duties and obligations of the Seller with respect to such safe deposit boxes and the Safekeeping Items and shall be entitled to any right or benefit arising from such safekeeping business from and after the Closing Date. The Purchaser agrees to execute as of the Closing Date a receipt for such Safekeeping Items.
2.7    Employees.

(a)
At least fifteen (15) days prior to the Closing Date, the Purchaser will make offers of employment to all of the Branch Employees who are actively employed at the Branches on the Closing Date (collectively, the “Remaining Branch Employees”), subject to the prior approval of Raymond James Financial Services, Inc., the co-provider of the Purchaser’s financial advisory platform, with respect to any of the Remaining Branch Employees providing financial advisory services. The Remaining Branch Employees who accept the Purchaser’s offer of employment (the “Transferred Employees”) shall, as of the Closing Date, be terminated by the Seller and become at-will employees of the Purchaser at a base salary at least equivalent to the rate of base salary paid by the Seller to each of the Employees on the day immediately preceding the Closing Date; provided, however, that such base salary shall not include any commissions earned by a Transferred Employee while employed by the Seller pre-Closing. The Seller shall be responsible for the filing of Forms W-2 with the Internal Revenue Service (the “IRS”) and all required filings with state tax authorities with respect to wages and benefits paid to each such employee for all periods ending prior to the Closing Date.

(b)
Immediately following the Closing, the Purchaser shall make available to the Transferred Employees substantially the same employee benefits on substantially the same terms and conditions as the Purchaser offers to its similarly situated employees. Years of service of each of the Employees with the Seller, and any predecessors, prior to the Closing shall be credited for purposes of eligibility, vesting and vacation and paid time off duration, but not for purposes of any other benefit accrual (other than severance benefits) under all Purchaser’s Benefit Plans maintained after the Closing. With respect to any Purchaser’s Benefit Plans which are welfare benefit plans maintained after the Closing, such plans shall credit Transferred Employees with the deductibles, annual out-of-pocket limits or similar costs paid by the Transferred Employees under any corresponding plan of the Seller during the portion of the applicable plan year preceding the Closing Date and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived or satisfied under corresponding plan of the Seller. The Seller shall be responsible for and pay all salary, compensation and employee benefits (including, without limitation, vacation, sick, personal and other paid time off), and all payroll taxes in connection therewith, for the Branch Employees for all periods prior to the Closing Date. The Purchaser shall be responsible for and pay all salary, compensation and employee benefits (including, without limitation, vacation, sick, personal and other paid time off), and all payroll taxes in connection therewith, for the Transferred Employees accrued, owed or earned for all periods on and after the Closing Date. Notwithstanding anything to the contrary in this Agreement, on and after the Closing Date, the Purchaser shall honor all vacation, sick, personal and other paid time off accrued in 2015 but unused for the Transferred Employees and the Seller shall have no liability with respect thereto; provided, however, that the Seller shall pay the Transferred Employees with respect to all accrued but unused time carried over from 2014 and earlier years, subject to the terms of the Seller’s Benefit Plans and pursuant to this Section 2.7(b).

(c)
To the extent required by the provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) and the terms of the Purchaser’s group health, hospitalization, medical, dental and disability plans (collectively, the “Purchaser’s Plans”), the Transferred Employees who become participants in the Purchaser’s Plans shall be given “creditable coverage” credit for their coverage under the Seller’s group health, hospitalization, medical, dental and disability plans under the pre-existing condition limitation provisions of the Purchaser’s Plans. Each of the Purchaser’s Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the health Care and Education Reconciliation Act of 2010, in all material respects.

(d)
With respect to any Branch Employee on short term disability or temporary leave of absence, upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of the applicable plans and policies of the Purchaser and applicable law, each Branch Employee on such disability or leave shall receive the salary in effect when he or she went on disability or leave, the and vacation benefits provided for by Purchaser, and, to the extent practicable, shall be offered by the Purchaser the same or a substantially equivalent position to his or her position with the Seller.

(e)
With respect to any bonuses that are eligible to be earned by a Transferred Employee under any arrangement of the Seller, on the Closing Date, the Seller shall, in accordance with the terms of the arrangement pursuant to which such amounts are payable (i) compute all performance and incentive bonuses and annual bonuses to which a Transferred Employee would otherwise be entitled under any existing formula-based performance or incentive agreement or other existing formula-based bonus policy or arrangement applicable to such Transferred Employee as though such Transferred Employee shall have completed his or her service for the current annual or other period as to which such bonus relates and assuming attainment of performance goals at target levels, if applicable, and (ii) pay to such Transferred Employee such bonus or incentive in an amount equal to the full amount of such bonus or incentive for such annual or other period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such annual or other period and ending on the Closing Date and the denominator of which shall be the total number of days in such annual or other period. The Seller will also make all severance and other payments and perform all obligations to the Branch Employees under any and all severance or stay-pay agreements executed between the Seller and the Branch Employees in accordance with the terms of the arrangement pursuant to which such amounts are payable. Nothing provided herein shall require the Purchaser to pay any portion of such bonus payments to any Transferred Employee or to enroll any Transferred Employee in any bonus or incentive compensation program of the Purchaser.

(f)
The Purchaser shall pay all severance obligations arising out of the termination of any Transferred Employee’s employment after the Closing Date in accordance with the Purchaser’s severance plans, policies and procedures with the period of years of service with the Seller credited towards the calculation of severance benefits paid by the Purchaser; provided, however, that if before the one year anniversary of the Closing Date, any Employee experiences a reduction in base salary, a worksite relocation of more than thirty (30) miles or a termination of employment by the Purchaser for any reason other than cause (as defined generally by the Purchaser’s personnel policies and procedures), such Employee shall be entitled to severance pay in an amount at least equivalent to the severance pay the Employee would have received under the Seller’s severance plans, policies and procedures had such Employee been eligible for payments thereunder.

(g)
The Purchaser shall be permitted to meet, at times reasonably acceptable to the Seller, with the Branch Employees following the date of this Agreement to discuss employment opportunities with the Purchaser, provided that the Purchaser shall provide notice, describing generally the expected agenda items for such meetings, to the Seller of any such meetings initiated by the Purchaser. One or more representatives of the Seller shall be permitted to attend any meetings that the Purchaser initiates with the Branch Employees; provided, however, that if the Seller does not notify the Purchaser that one or more of its or its affiliates’ representatives will attend the meeting prior to the close of business on the day immediately preceding the scheduled meeting date, the Purchaser may conduct such meetings without a representative of the Seller or its affiliates present. The Purchaser shall also be permitted to conduct training sessions with the Branch Employees at such times as the Seller and the Purchaser shall reasonably agree, which the Parties hereto agree may include regular business hours so long as any training sessions during regular business hours do not unreasonably interfere with operations of the Branches. The Purchaser shall reimburse the Seller (who will pay the Branch Employees the applicable reimbursed amount) for the Employees’ respective standard or overtime rates, as applicable, for the time spent in such training and traveling to such training if held outside normal business hours. Such transportation costs shall be reimbursed according to the standard mileage rate provided in the IRS regulations.

(h)
The Seller will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of the Seller’s employees, former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing Date and Purchaser shall have no responsibility for any such coverage. The Seller shall indemnify and hold the Purchaser harmless from all liabilities arising as a result of any alleged violation of the Workers Adjustment and Retraining Notification Act to which the Seller is subject or is alleged to be subject.

(i)
Nothing contained in this Agreement shall (i) create any third party beneficiary rights in any Transferred Employee or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by the Purchaser or (ii) confer upon any Transferred Employee any right with respect to continued employment by the Purchaser, nor shall anything herein interfere with the right of the Purchaser to terminate the employment of any Transferred Employee at any time, with or without cause, following the effective date of his or her employment with the Purchaser, or restrict the Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees

2.8    Payment of Items After the Closing Date.

(a)
Following the Closing Date, the Purchaser agrees to pay in accordance with applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing system of the banking industry by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Purchaser has assumed the Deposit Liabilities. The Purchaser’s obligations hereunder to honor checks, drafts and withdrawal orders on forms provided by the Seller and carrying the Seller’s imprint (including name and transit routing number) shall not apply to any such check, draft or withdrawal order (i) presented to the Purchaser more than sixty (60) days following the Closing Date or (ii) on which a stop payment has been requested by the depositor.

(b)
If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment for all or any part of any such Deposit Liabilities, the Seller shall not be liable or responsible for making such payment.

(c)
The Seller and the Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by the Purchaser of checks, ACH charges or debits, drafts, withdrawal orders, debit card trailing activity and returns presented and paid by Seller for the period between the Closing Date and sixty (60) days after the Closing Date and which are drawn on or chargeable to Deposit Liabilities transferred to the Purchaser. After the expiration of such 60-day period following the Closing Date, the Seller shall dishonor all checks, drafts, withdrawal orders and other instruments and items drawn on the Deposit Liabilities which are presented in any manner to the Seller, unless the Seller and the Purchaser agree to extend such 60-day period and extend the provision for a settlement account as necessary. The Purchaser agrees to arrange for the transportation directly and to pay the expenses of transporting from the Seller to the Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to the Seller’s receipt of items relating to the Deposit Liabilities after the Closing Date. Such transportation expenses may be charged against the settlement account of the Purchaser.

(d)
The Seller will transfer to the Purchaser not later than the Closing Date all of those ACH and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposit Liabilities. As soon as practicable after the receipt of all Governmental Approvals (except for the expiration of statutory waiting periods), the Seller will deliver to the Purchaser a listing in the Seller’s format, as applicable, of all such direct deposit records which the Seller, in the exercise of all reasonable efforts, is able to identify. In connection with the obligations under Section 2.4(b) hereof, the Purchaser and the Seller shall cooperate in good faith (i) to determine the method and timing for remitting to the Purchaser and settling, for up to a sixty (60) day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposit Liabilities, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to the Purchaser hereunder, and (ii) to determine the method and timing for remitting to the Seller and settling, for up to a sixty (60) day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to deposit accounts of the Seller that are not Deposit Liabilities, but which transactions are nonetheless routed to the Purchaser, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to the Purchaser that relate to deposit accounts of the Seller that are not Deposit Liabilities.

(e)
As soon as practicable after the receipt of all Governmental Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 2.10(a) hereof, the Purchaser, at its sole cost and expense, will send appropriate notice to all customers having accounts constituting Deposit Liabilities the terms of which provide for direct debit of such accounts by third parties, a list of which accounts the Seller will provide to the Purchaser prior to such time, instructing such customers concerning transfer of customer direct debit authorizations from the Seller to the Purchaser. The Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the Parties acting in good faith, and approved by the Seller, with such approval not to be unreasonably withheld, conditioned or delayed. In connection with the obligations under Section 2.4(b) hereof, the Purchaser and the Seller shall cooperate in good faith, (i) to determine the method and timing for forwarding to the Purchaser and settling, for up to a sixty (60) day period following the Closing Date all direct debits relating to accounts constituting Deposit Liabilities, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to the Purchaser hereunder, and (ii) to determine the method and timing for forwarding to the Seller and settling, for up to a sixty (60) day period following the Closing Date all direct debits relating to deposit accounts of the Seller that are not Deposit Liabilities, but which transactions are nonetheless routed to the Purchaser, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to the Purchaser that relate to deposit accounts of the Seller that are not Deposit Liabilities.

(f)
The Purchaser agrees to pay promptly to the Seller (i) an amount equal to the amount of any checks, drafts and withdrawal orders credited by the Seller before the Closing Date with respect to any of the Deposit Liabilities that are properly returned to the Seller unpaid after the Closing Date, and (ii) for a period not to exceed thirty (30) days from the Closing Date, an amount equal to the amount of any checks, drafts and withdrawal orders credited by the Seller after the Closing Date with respect to any of the Deposit Liabilities that are properly returned to the Seller unpaid after the Closing Date. Upon receipt thereof, the Seller shall immediately forward any such check, draft, withdrawal order or other item to the Purchaser, and subject to the time limitations referenced herein, the Purchaser shall remit to the Seller the amount of each such check, draft, withdrawal order and other item.

(g)
The Seller agrees to pay promptly to the Purchaser an amount equal to the amount of any uncollectible checks, drafts, or withdrawal orders drawn on a Deposit Liability to the extent such amount is incurred by the Purchaser as a result of any failure by the Seller after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject any check, draft or withdrawal order drawn on the Seller with regard to the deposit account and presented to the Seller before the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order, or a forged check. Should any of the Branches “due from” accounts be charged any sums with respect to any of the Deposit Liabilities by reason of a forged endorsement or otherwise (hereinafter the “Reclaimed Amount”), then the Purchaser as assignee of such Deposit Liability shall forthwith upon request by the Seller assert a right of setoff against such Deposit Liability for the whole amount of the Reclaimed Amount or such portion thereof that may be on deposit with the Purchaser in such Deposit Liability account from time to time, and shall remit such sums to the Seller forthwith thereafter.

(h)
On the Closing Date, the Seller shall provide the Purchaser with a written listing and electronic data file of each stop payment order, tax lien, levy, garnishment, pledge, guardianship agreement, or other hold or restriction then in effect with respect to any of the Deposit Liabilities.

(i)
With respect to any Acquired Overdraft caused by the Seller’s final payment and settlement, on or before the Closing Date, of one or more checks, drafts or other items drawn against such account, other than any Deposit Liability that has been excluded as an Asset or Assumed Liability being acquired or assumed under the terms of this Agreement (the “Overdraft Items”), which negative balance continues to exist at the close of business on the fifth (5) day after the Closing Date after exercise by the Purchaser of any setoff rights of which the Purchaser is aware, the Purchaser shall be entitled to reimbursement in immediately available funds from the Seller for the amount of any such negative balance of which the Purchaser gives the Seller notice within fifteen (15) days after the Closing Date. Thereafter, the Purchaser shall continue as the Seller’s agent, for a period of sixty (60) days after the Closing Date, or such shorter period as the Seller shall request, to assert set off rights and promptly forward the amount set off to the Seller in immediately available funds. The Purchaser shall immediately deliver to the Seller all Overdraft Items in the Purchaser’s possession (if any) for which it demands reimbursement and any payments or amounts received in respect thereof from time to time, and the Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Items which the Purchaser otherwise would have had, and the Seller shall be entitled to enforce and collect all rights, remedies, claims, and causes of action against all persons and entities, including, without limitation, the drawer and depositor(s) which the Seller or the Purchaser shall have or would have had in connection with the Overdraft Item.

2.9    Loan Payments and Information Received After the Closing Date.

(a)	Following the Closing Date, the Seller agrees:

(i)
to credit promptly, to a deposit account of the Purchaser maintained with the Seller, an amount equal to any payments which are received by the Seller on or after the Closing Date that relate to the Loans;

(ii)
to provide promptly, whether electronically or by other means, a report containing sufficient information, to the extent such information is available to the Seller, so that any such payments credited to the Purchaser may be properly applied; and

(iii)
to forward promptly, whether electronically or by other means, to the Purchaser copies of all notices or other correspondence received on or after the Closing Date that relate to the Deposit Liabilities, the Loans or any of the other Assets.

(b)
The Purchaser shall have forty-five (45) days following the Closing to notify the Seller in writing of any Loan that should have been excluded at the Closing as an Excluded Loan. If such Loan is an Excluded Loan that is to be properly excluded from the Assets, the Seller agrees to promptly repurchase such Loan for an amount equal to the amount paid therefor by the Purchaser less any principal and interest received by the Purchaser following the Closing Date.

(c)
The Purchaser shall be liable for all returned checks representing payments received by the Seller on, prior to or after the Closing Date on any Loan. The Seller shall promptly deliver each such returned check received by it to the Purchaser, and the Purchaser shall promptly pay to the Seller the face amount thereof.

2.10    Notices to Customers.

(a)	The Seller will notify the customers with Deposit Liabilities that, subject to the terms of this Agreement, the Purchaser will be assuming liability for the Deposit Liabilities.

(b)
No earlier than receipt of all Governmental Approvals, nor later than thirty (30) days prior to the Closing Date, the Purchaser shall, at its sole cost and expense, send all notices to customers of the Branches that are required under applicable law in connection with the transactions contemplated hereby and furnish each such customer with instructions to utilize the Purchaser’s form of checks and to destroy all unused checks on the form of the Seller. The Seller and the Purchaser hereby acknowledge and agree that the notices and other communications to the customers of the Branches contemplated hereby will include information concerning any plans the Purchaser may have, after the Closing Date, to change the terms and conditions (except for rate reductions) with regard to the Deposit Liabilities, and the Purchaser and the Seller will agree as to the description of any such changes included in any such notices or communications prior to their distribution to the customers of the Branches. The Seller will cooperate with the Purchaser in providing such other notices to customers of the Branches as the Purchaser may reasonably request. In addition, the Purchaser may, at its own expense, following the receipt of all Governmental Approvals or earlier with the written consent of the Seller, communicate with and deliver information, brochures, bulletins, press releases and other communications to customers of the Branches concerning the transactions contemplated by this Agreement and concerning the business and operations of the Purchaser. The Purchaser agrees, at its cost and expense, to assign new account numbers effective as of the Closing Date to all deposits of the Branches assumed by the Purchaser pursuant to the terms hereof and to furnish such depositors with a minimum of twenty (20) checks on the forms of the Purchaser, and to instruct such depositors to utilize the Purchaser’s newly furnished checks, drafts and withdrawal order forms and cease using the Seller’s checks, drafts and withdrawal forms previously supplied by the Seller.

(c)
A Party proposing to send or publish any notice or communication pursuant to this Section 2.10 shall furnish to the other Party a copy of the proposed form of such notice or communication at least five (5) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other Party reasonably proposes as necessary to comply with applicable law or which the other Party reasonably requests for any proper business purpose. All joint notices or communications shall be sent at the sole cost and expense of the Purchaser.

2.11    Notices to Obligors on Loans.

(a)
No earlier than receipt of all Governmental Approvals, nor later than thirty (30) days prior to the Closing Date, the Purchaser shall prepare and transmit, at its sole cost and expense, to each obligor on each Loan, a notice, in a form satisfying all legal requirements and reasonably acceptable to the Seller, to the effect that the Loan will be transferred to the Purchaser and directing that payments be made after the Closing Date to the Purchaser at any address of the Purchaser specified by Purchaser, with the Purchaser’s name as payee on any checks or other instruments used to make as payments. With respect to all such Loans on which payment notices or coupon books have been issued by the Seller, as soon as reasonably practicable following the Closing, the Purchaser, at its expense, will issue new coupon or payment books for the Loans and will instruct customers to destroy any coupons furnished by the Seller, and the Purchaser will also notify customers of any applicable change in terms.

(b)
To the extent that any of the Loans transferred from the Seller to the Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. Section 2601 et seq.), the Seller and the Purchaser will jointly coordinate and share equally the cost and expense of any appropriate required customer notices, provided that no such notices shall be sent prior to receipt of all Governmental Approvals.

2.12    Seller Signage and Other Identification. Beginning ten days prior to the Closing Date, the Purchaser, at its expense, may begin to substitute its name and logo for the name and logo of the Seller on the public signs at the Branches and shall cover, dismantle, or discontinue the use of and make available to the Seller at the Branches all signs which carry the name or logo of the Seller. Until the Closing Date, any signs, logos, and other insignia replaced by the Purchaser identifying or identified with the Purchaser shall be covered by temporary signs, logos, or other insignia identifying or identified with the Seller. If this Agreement is terminated prior to the Closing, the Purchaser shall immediately and at its sole expense restore such signage of the Seller and any other area altered in connection therewith to its pre-existing condition. The Seller agrees, at its expense, to remove from the Branches as promptly as practicable after the Closing Date such signs and/or temporary signs. The Purchaser agrees to replace reasonably promptly all written, printed and electronic materials bearing the Seller’s or any of its affiliate’s name and/or logo used at the Branches with written, printed or electronic materials bearing the Purchaser’s name and/or logo (or such name or logo as shall be utilized by the Purchaser in connection with its operation of the Branches), including, without limitation, coupon books for Loans, stationery, forms and marketing, advertising and other materials or brochures. All such materials so replaced shall be removed by the Seller, at its expense, from the Branches as promptly as practicable after the Closing Date.
2.13    Right to Intervene. In the event that any claim, demand or Proceeding is instituted or threatened against the Purchaser for which the Seller may have liability relating to this Agreement, the Assets or the Assumed Liabilities, the Seller shall have the right, at its discretion and expense, to intervene in such matter, and the Purchaser hereby agrees to give prompt and prior notice thereof to the Seller and consents to such intervention.

2.14    Assumption of Risks.

(a)
If any of the Real Property or Fixed Assets shall be destroyed or damaged by fire, wind, water or other casualty prior to the Closing Date, the Seller will promptly notify the Purchaser of the nature and extent of such damage or destruction, the amount estimated to be necessary to repair or restore the Real Property or Fixed Assets, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration. In the event of such damage or destruction, the Seller shall use its commercially reasonable efforts to repair such damage or rebuild or replace such destroyed Real Property or Fixed Assets as soon as practicable solely through application of the proceeds of such insurance coverage. If on the Closing Date such Real Property or Fixed Assets has not been fully repaired or replaced, the Seller shall assign any unexpended insurance proceeds to the Purchaser. In the event of condemnation, on the Closing Date the Seller shall assign the condemnation award to the Purchaser. Notwithstanding the foregoing, in the event that the aggregate costs to repair or rebuild such Real Property or Fixed Assets due to such damage or destruction, or the fair market value of the portion of the Real Property or Fixed Assets that has been condemned, exceeds $100,000 net of any insurance proceeds or condemnation award in respect thereof, the Purchaser shall have the right to terminate this Agreement with regard to the affected Assets (whereupon the Parties shall negotiate in good faith to reduce the Purchase Price accordingly) or to accept the affected Assets as destroyed or damaged, together with any rights of the Seller under any lease related thereto and to receive insurance proceeds with respect to such destroyed or damaged Assets or to exercise any other rights of the Seller under any applicable lease.

(b)
On and after the Closing Date, the Seller shall discontinue all casualty, liability and other insurance coverage maintained with respect to the Branches and the Assets, and shall discontinue providing any security for persons and property at the Branches; provided, however, that the Seller may, at its sole option, continue to maintain insurance coverage relating to events occurring prior to the Closing Date. The Purchaser shall be solely responsible for all losses and liability claims, security and insurance protection for the Branches and their operation for all periods beginning on and after the Closing Date. After the Closing Date, risk of loss shall be the responsibility of the Purchaser.

(c)	On and after the Closing Date, the Purchaser shall maintain adequate insurance with respect to the losses described in (b) above and otherwise with respect to the operation of the Branches.

2.15    Information Reporting. With respect to the Loans purchased and the Deposit Liabilities assumed by the Purchaser pursuant to this Agreement, (a) the Purchaser agrees to report to the customer and to the IRS (and any state or local taxing authority as required) all interest and other amounts paid or earned by the Purchaser and the applicable customer from and after the Closing Date for the year in which the Closing Date occurs, and (b) the Seller agrees to report to the customer and to the IRS (and any state or local taxing authority as required) all interest and other amounts paid or earned by the Seller and the applicable customer prior to the Closing Date for the year in which the Closing Date occurs.
2.16    Cooperation and Further Assurances. Each Party agrees that on and before the Closing Date (a) it shall cooperate with the other in accomplishing the terms and conditions of this Agreement, and (b) at any time and from time to time after the Closing Date, it shall execute and deliver to the other Party such further instruments, agreements and documents as the other Party may reasonably request to give effect to the transactions contemplated by this Agreement.

2.17    Condition of Assets. The Purchaser has inspected the Real Property and Fixed Assets, observed their physical characteristics and existing conditions and has been afforded the opportunity to conduct such inspection, investigation and study on an of the Real Property and Fixed Assets as it deems necessary for the purpose of acquiring the Fixed Assets and assuming the Real Property for the Purchaser’s intended use. On and after the Closing Date, the Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Real Property and Fixed Assts. The Purchaser further acknowledges and agrees that the Fixed Assets are to be transferred, assigned, sold and conveyed to, and purchased and accepted by, the Purchaser in their present condition “AS IS, WHERE IS” and without any representations or warranties other than as expressly stated in this Agreement.
2.18    Customers.
(a)     Immediately following the Closing, the Purchaser shall take all actions necessary to effectuate its succession to, and purchase and assumption of, the Assets and the Assumed Liabilities; provided, however, that the Purchaser understands and agrees that the Seller does not make in this Agreement, and has not otherwise made, any representation, warranty, covenant, agreement or assurance that any of the customers attributed to the Branches will become or continue to be customers of the Purchaser, the same being at the sole discretion of such customers.
(b)    The Purchaser understands and agrees that the Seller does not make in this Agreement, and has not otherwise made, any representation, warranty, covenant, agreement or assurance with respect to or relating in any manner to the credit risk or creditworthiness of any obligor or guarantor under, or the collectability of, any of the Loans or the value of any collateral, chattel or asset securing any of the Loans.
2.19    Conduct of Business Pending Closing Date. From the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, the Seller shall (w) conduct business at the Branches in the ordinary course substantially in the manner as conducted on the date of this Agreement, except for activities or transactions contemplated by this Agreement, (x) maintain the Branches in their current condition, ordinary wear and tear excepted, (y) use its commercially reasonable efforts to preserve its business relationships with its depositors and customers related to the Loans, and (z) shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	except as set forth in Exhibit 2.19 hereto, grant any increase in pay or benefits to any of the employees of the Branches;

(b)	enter into any employment, severance, bonus or similar agreement or plan with any of the Employees of the Branches;

(c)
hire any new employees at the Branches or transfer any employees to the Branches except as is reasonably necessary in the Seller’s business judgment to operate the Branches in the Ordinary Course of Business, or move any employees at the Branches to other locations or branches of the Seller;

(d)
terminate, any employees of the Seller assigned to the Branches prior to the Closing Date, except in the Ordinary Course of Business in accordance with the Seller’s existing personnel policies and practices;

(e)
make or agree to make any material improvements to the Owned Real Property or the Leased Property subject to a Branch Lease, except normal maintenance or refurbishing purchased or made in the Ordinary Course of Business;

(f)
establish or price deposit liabilities at any Branch other than in the Ordinary Course of Business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), or offer interest rates or terms on any category of deposit liabilities at any Branch in a manner inconsistent with Seller’s past practice;

(g)	amend, terminate or extend in any material respect any Branch Lease or Assumed Contract, or sell, assign or transfer, any Branch Lease or Assumed Contract;

(h)
except as other than in the Ordinary Course of Business, as required by law or the terms of the documents governing any Loan, (A) release any collateral or any party from any liability on or with respect to such Loan, (B) compromise or settle any material claims of any kind or character with respect to such Loan or (C) amend or waive any of the material rights or other terms of such Loan as set forth in the Loan documents; provided, however, that the Purchaser agrees not to unreasonably withhold or delay its consent to any of the actions described in clause (C) above provided that such actions are taken in accordance with the underwriting standards, pricing levels and other parameters or terms of the Seller as in effect on the date hereof or as mutually agreed upon by the Purchaser and the Seller in writing from time to time;

(i)
sell, transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, any of the Assets, except in the Ordinary Course of Business; provided, however, in no event shall Seller take any of the foregoing actions with respect to (A) any of the Owned Real Property, (B) any of the Branch Leases, (C) any of the Deposit Liabilities or (D) any Loan;

(j)
except as other than in the Ordinary Course of Business, knowingly take, or knowingly permit its affiliates to take, any action (A) impairing the Purchaser’s rights in any Deposit Liability or Asset, (B) impairing in any way the ability of the Purchaser to collect upon any Loan or (C) waiving any material right, whether in equity or at law, that it has with respect to any Loan; or

(k)	directly or indirectly agree or commit to take any of the foregoing actions.

2.20    Covenant Not to Solicit Customers.

(a)
The Seller hereby covenants and agrees that following the Closing Date and for a period of three (3) years thereafter, neither it nor any of its affiliates will (i) open a de-novo branch, operate, control or otherwise have an interest in any financial institution, branch or similar facility that has a place of business within the counties of Jackson, Jefferson, Lawrence, Saline, Wabash, White and Williamson each in the State of Illinois (the “Restricted Area”) or (ii) establish an electronic funds transfer terminal, of any type or description, within the Restricted Area; provided, however, that the foregoing shall not prevent the Seller from merging with another financial institution which operates a banking facility within the Restricted Area so long as the main office of such institution is not in the Restricted Area; provided, further, at in the event the Seller engages in a merger or similar transaction to which it is not the successor, the agreements and covenants contained in this Section 2.20 shall not apply to the then existing operations of such successor in any Restricted Area.

(b)
The Seller further agrees that from the date of this Agreement and for a period of three (3) years following the Closing Date, the Seller shall not specifically solicit persons or entities who are customers of the Branches on the day immediately preceding the Closing Date; provided, however, that the Seller shall not be restricted or prohibited from engaging in or using general mass mailings, telemarketing programs, newspaper, radio, television or print advertisements, the internet, the Seller’s web site, electronic advertisements or communications and other types of communications that are directed to the general public in both the Restricted Area and geographic markets served by the Seller’s branches other than the Branches, to existing or potential customers of the Seller generally or to persons defined by criteria other than solely their status as loan or deposit customers attributed to the Branches; and provided further, however, that this covenant shall not prohibit or restrict the Seller from soliciting or servicing persons, entities or customers (including loan and deposit customers attributed to the Branches) with respect to any products, services, desires, activities or relationships specifically excluded from the transactions contemplated hereby.  For a period of three (3) years following the Closing Date, the Seller will not directly solicit for employment any person who is now employed at the Branches, or is hired prior to the Closing Date, and continues to be employed after the Closing Date as a Transferred Employee (it being understood by the Parties that advertising and other recruiting efforts aimed at the general public shall not violate the terms of this Agreement).

(c)
Prior to the Closing Date, the Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account with the Seller and open accounts directly with the Purchaser. Notwithstanding the foregoing sentence, the Purchaser shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not specifically targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships as of the date hereof through other offices of the Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(d)
If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. The Seller hereby acknowledges and agrees that the Purchaser will be irreparably damaged if the provisions of Section 2.20(a) or (b) hereof are not specifically enforced. Accordingly, the Purchaser shall be entitled to an injunction restraining any violation of Section 2.20(a) or (b) hereof by the Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that the Purchaser may have at law or in equity. The restrictions against competition set forth above are considered by the Parties to be both reasonable and essential to protect the business and goodwill of the Branches being acquired by the Purchaser pursuant to this Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

2.21    Future Filings and Recordings. Following the Closing, the Purchaser shall, at its sole cost and expense, promptly make all filings and recordings with and otherwise take all other actions with respect to all governmental agencies or authorities and recorder’s offices required by law or as the Purchaser may deem necessary or advisable to reflect its purchase of the Assets and assumption of the Assumed Liabilities and to reflect the Purchaser as the holder of all promissory notes and the secured party with respect to all liens, security interests, mortgages, certificates of title and other loan documents relating to the Loans.

2.22    Certain Withholdings. On or before the Closing Date, the Seller shall deliver to the Purchaser a list of all customers who have received “B” or “C” notices issued by the IRS relating to the Deposit Liabilities. On and after the Closing Date, the Seller shall promptly deliver to the Purchaser (a) any and all similar notices regarding the Deposit Liabilities received from the IRS, and (b) all notices received from the IRS releasing any governmental agency restrictions on such Deposit Liabilities. Any amounts required by any governmental agency to be withheld from any Deposit Liabilities (the “Withholding Obligations”) and any related penalties imposed by any governmental agency will be handled as follows:

(a)
Any Withholding Obligation required to be remitted to the appropriate governmental agency on or prior to the Closing Date shall be withheld and remitted by the Seller, and any other Withholding Obligation withheld by the Seller prior to the Closing Date also shall be remitted by the Seller to the appropriate governmental agency on or prior to the time due. The Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date;

(b)
Any Withholding Obligation required to be remitted to the appropriate governmental agency after the Closing Date and not withheld as set forth in Section 2.22(a) hereof shall be withheld and remitted by the Purchaser on or prior to the time such Withholding Obligation is due. Within five (5) days of receipt of any such notice by the Seller, the Seller shall notify the Purchaser, and the Purchaser shall comply with the applicable notification requirements. The Purchaser shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered following the Closing Date;

(c)
Any penalties described on “B” notices from the IRS or any similar penalties which relate to the Deposit Liabilities shall be paid by the Seller promptly upon receipt of the notice, providing such penalty assessment resulted from the Seller’s acts, policies or omissions prior to the Closing Date and any efforts to reduce such penalties shall be the responsibility of the Seller;

(d)
Any penalties assessed due to information missing from information filings regarding the Deposit Liabilities which were due prior to the Closing Date, including without limitation 1099 forms, shall be paid by the Seller promptly upon receipt of the notice providing such penalty assessments resulting from the Seller’s acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of the Seller;

(e)
Within thirty (30) days prior to the Closing Date, the Seller shall provide the Purchaser in an electronic format a file setting forth (i) the names, addresses, account numbers and federal tax identification numbers of each holder of Deposit Liabilities for which the Seller has received a certification of such holder’s tax identification number and (ii) the names, addresses and account numbers of each holder of Deposits which is subject to back-up withholding. Within ten (10) calendar days after the Closing Date, the Seller shall deliver to the Purchaser all original forms, records and documents in its possession (or copies thereof if originals are not in the Seller’s possession) regarding tax identification number certification and back-up holding requests, including, without limitation, all Forms W-8 and Forms W-9 related to the Deposits, provided that the Seller shall be entitled to retain a copy of all such forms, records and documents for its files; and

(f)
The Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. The Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

2.23    Purchaser Financing.  The Purchaser shall, no later than the Closing Date, obtain financing for the transactions contemplated by this Agreement in a manner necessary to achieve regulatory capital levels and ratios on a pro forma basis to the Purchaser’s satisfaction in consultation with the Office of the Comptroller of the Currency or any other state or federal banking regulatory agency that regulates the Purchaser. The Purchaser shall keep the Seller reasonably informed on the progress of such financing.
2.24    Commitment for Title Insurance and Survey Within forty-five (45) days of the date of this Agreement, the Seller shall deliver to the Purchaser, with respect to each parcel of Owned Real Property: (a) a title commitment (including all documents, instruments or agreements evidencing or creating the exceptions to, or encumbrances on, title referenced in such commitment) (the “Commitments”) issued by Chicago Title Insurance Company (the “Title Insurer”) for an owner’s title insurance policy , ALTA Policy Form 2006, and (b) a new ALTA land title survey of each parcel of Owned Real Property prepared and certified as to all matters shown thereon by a surveyor licensed by the respective State where the Owned Real Property is located (the “Surveys”), which Surveys shall (i) be certified to the Purchaser and the Title Insurer, (ii) prepared in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys, jointly established and adopted by ALTA and NSPS in 2011, and include Items 1-4, 6(b), 7(a), 7(b)(1), 7(c), 8-10, 11(a), 13, 14, 16-19 and 21 of Table A thereof and (iii) show the location of all improvements and shall be sufficient for the Title Insurer to insure over standard survey-related exceptions in the final title insurance policies. The Surveys shall include a notation stating whether any portion of the Owned Real Property is located in a 100-year flood plain, flood-prone area or special flood hazard and shall show the specific location of any portions of such Owned Real Property that may be located in any such flood areas. The Commitments shall reflect that the Seller has good and indefeasible title in and to the Owned Real Property, subject only to (i) taxes for 2015 and subsequent years, (ii) existing easements, restrictions and other encumbrances that do not materially adversely affect the use of the Owned Real Property as a banking branch or the value thereof and (iii) printed exceptions in the Title Commitments generally contained in any ALTA 2006 owner’s standard coverage policy of title insurance (collectively, the “Permitted Exceptions”). The costs of obtaining the Commitments and Surveys shall be borne equally by the Seller and the Purchaser. If any Commitment contains any exceptions other than Permitted Exceptions, the Seller shall make a good faith effort to cure, or cause the Title Insurer to omit, such exceptions prior to the Closing.
2.25    Title Insurance Policy

(a)
The Seller shall cause the Title Insurer to update the Commitments as of the Business Day prior to the Closing Date. In the event that the updated Commitments disclose any defect not included in the original Commitments, the procedure set forth in Section 2.27(c) hereof shall apply.

(b)
The Seller shall cause the Title Insurer, as soon as practicable after the Closing, to issue an Owner’s Policy of Title Insurance (each, a “Title Policy” and collectively, the “Title Insurance”), to the Purchaser, with the Seller and the Purchaser each responsible for one-half of the expense, covering the Owned Real Property in the amount equal to the net book value of the relevant Owned Real Property as included in the calculation set forth in Section 1.9 hereof. Such policies shall guarantee and insure the Purchaser’s title to the relevant Owned Real Property to be good and indefeasible, subject only to the Permitted Exceptions, and such policy shall contain an endorsement insuring over standard exceptions and a Zoning 3.1 endorsement.

(c)
At least ten (10) calendar days prior to the Closing Date, the Seller shall deliver to the Purchaser (i) a completed form of the deeds by which it is to convey title to each Owned Real Property to the Purchaser on the Closing Date, which shall be special warranty deeds, subject only to Permitted Exceptions, and (ii) proformas of each of the Title Policies, including proforma specimens of any endorsements thereto required under Section 2.25(b) hereof, required to cure any Objections pursuant to Section 2.27(c) hereof, or otherwise reasonably requested by the Purchaser.2.26

2.26    Inspection of Real Property. Within forty five (45) calendar days after the date of this Agreement, the Purchaser may, at its sole cost and expense, undertake such environmental inspections and examinations (including any noninvasive sampling) of each Real Property, as the Purchaser reasonably deems necessary or appropriate, which shall be conducted in a manner and at times so as to not disrupt the Seller’s business operations of the Branches (a “Phase I Site Assessment”). The cost of any such Phase I Site Assessment shall solely be the responsibility of the Purchaser. If any such Phase I Site Assessment indicates that any Real Property contains or may contain a Material Defect or further investigation is warranted, the Purchaser, at its option, shall within twenty (20) calendar days after receipt of the Phase I Site Assessment provide notice to the Seller of either (a) its acceptance of such Real Property “as is” to any Material Defect or (b) its option to cause to be prepared, at the Purchaser’s expense, a Phase II environmental survey (a “Phase II Site Assessment”) of such Real Property, or such other appropriate investigation as the Purchaser deems necessary. Upon completion of the investigation conducted in accordance with the Phase II Site Assessment, or an inspection pursuant to Section 2.2 that indicates that any Real Property otherwise contains or may contain a Material Defect, the Purchaser shall develop a plan to remedy any Material Defect and/or a plan to perform further investigation (if necessary) and an estimate of the cost of any remediation or other follow-up work that may be necessary to address, identify or monitor the Material Defect (a “Plan”). Notwithstanding the foregoing, the Purchaser shall not conduct any Phase II Site Assessment on any Real Property, without the prior written consent of the Seller (which consent may be withheld in the Seller’s sole discretion) and coordinating the scope of such work with the Seller or the Seller’s consultants, as applicable. If reasonably necessary for proper conduct and completion of on-site sampling for a Phase II Site Assessment, the forty five (45) day time period shall be subject to reasonable extensions, not to exceed ninety (90) calendar days following the expiration of the initial forty five (45) calendar day period. The Purchaser shall maintain liability insurance and shall indemnify the Seller for any and all losses incurred by the Seller, any of its affiliates and/or third parties while the Purchaser and its agents are performing any inspections under this Section 2.26. In the event of any damage to any of the Owned Real Property, the Seller shall be entitled to require the Purchaser to engage workmen reasonably acceptable to the Seller to restore any such damage to the same condition as the Owned Real Property was in prior to the inspection. With respect to any Leased Property, the Seller will use commercially reasonable efforts to obtain the applicable landlord’s prior approval of the scope of work for any Phase II Site Assessment, and the Seller shall cooperate with the Purchaser to obtain such landlord approval; provided, however, that if the Purchaser is unable to obtain such prior approval from the Seller or such applicable landlord with respect to any Leased Property, the Purchaser may (i) enter into a lease or sublease with the Seller or the landlord for the Leased Property, on terms and conditions agreed to by the Purchaser and the Seller or landlord, if applicable or (ii) exclude the applicable Real Property (an “Excluded Branch”) and any related Fixed Assets from the Acquisition, whereupon the Purchase Price shall not include the net book value of the Real Property and any related Fixed Assets in the calculation set forth in Section 1.9 hereof, and, as applicable, the Acquisition shall exclude any (1) Branch Lease, (2) equipment leases for equipment, (3) subleases listed on Schedule 3.12, and (4) assignable operating contracts, in each case, associated with the Excluded Branch; provided, further, that, for the avoidance of doubt, the Purchaser shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities associated with the Excluded Branch (other than as provided in this sentence) but, notwithstanding the provisions of Section 2.7, shall not be required to offer employment to or hire any Branch Employee related to the Excluded Branch.
2.27    Objections and Remedies.
(a) If the Purchaser shall discover a Material Defect (as hereinafter defined) as a result of the Purchaser’s inspections and examinations undertaken in accordance with Section 2.2 or Section 2.26, the Purchaser shall give the Seller written notice as soon as possible describing, in reasonable detail, the facts or conditions constituting such Material Defect and the Plan, that the Purchaser reasonably believes is necessary to correct such Material Defect (to be read for this purpose without reference to the $50,000 threshold). Upon receipt of any Plan and the estimate of the costs of all remediation and follow-up work (including investigation, monitoring and obtaining institutional controls), the Purchaser and the Seller shall attempt to agree upon a course of action to implement the Plan.

(b)
If the Seller does not elect to cure any such Material Defect or is unable to cure such Material Defect to the Purchaser’s reasonable satisfaction at least ten (10) calendar days prior to the Closing, and the Purchaser does not elect to waive such Material Defect, the Purchaser may (as its sole remedy) treat such Real Property as an “Excluded Branch” by giving the Seller written notice. In the event that a Branch becomes an Excluded Branch in accordance with this Section 2.27, the Purchaser may (i) enter into a lease or sublease with the Seller or the landlord for the Real Property, on terms and conditions agreed to by the Purchaser and the Seller or the landlord, if applicable or (ii) exclude the applicable Real Property and any related Fixed Assets from the Acquisition, whereupon the Purchase Price shall not include the net book value of the Real Property and any related Fixed Assets in the calculation set forth in Section 1.9 hereof, and, as applicable, the Acquisition shall exclude any (1) Branch Lease, (2) equipment leases for equipment, (3) subleases listed on Schedule 3.12, and (4) assignable operating contracts, in each case, associated with the Excluded Branch; provided, further, that, for the avoidance of doubt, the Purchaser shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities associated with the Excluded Branch (other than as provided in this sentence) but, notwithstanding the provisions of Section 2.7, shall not be required to offer employment to or hire any Branch Employee related to the Excluded Branch.

(c)
If any Commitments identify any encumbrance except for a Permitted Exception (a “Lien Defect”), the Seller shall make a good faith effort to cure such Lien Defect to the Purchaser’s reasonable satisfaction (or otherwise cause the Title Insurer to insure over or delete such Lien Defect in the Title Policy in a manner reasonably acceptable to the Purchaser) on, or prior to, the Closing Date. The Purchaser may object to any remaining uncured Lien Defect relating to such Owned Real Property by providing written notice of such objection on or before the close of business on the fifteenth (15) Business Day after the later of the delivery to the Purchaser of the Commitment or the Survey with respect to such Owned Real Property. All objections raised by the Purchaser are referred to herein as the “Objections.” If the Seller (i) does not cure any and all Objections, to the Purchaser’s reasonable satisfaction (or otherwise cause the Title Insurer to insure over or delete such items subject to an Objection in the Title Policy in a manner reasonably acceptable to the Purchaser) within thirty (30) days after receipt of the notice of Objection, and the Purchaser does not elect to waive such Objection, or (ii) is unable to deliver insurable fee simple title subject only to Permitted Exceptions, then in either such events described in the foregoing clauses (i) or (ii), the Seller and the Purchaser shall attempt to renegotiate the terms and conditions of the sale of such Owned Real Property. If the Seller and the Purchaser are not able to renegotiate the terms and conditions of such sale, the Purchaser may on or before close of business on the fifteenth (15) Business Day after such thirty (30) day period, take any of the following actions: (1) waive any Objection to such defect or encumbrance or other matter in which event such defect, encumbrance or other matter shall be deemed to be a Permitted Exception, (2) enter into a lease for such Owned Real Property on terms and conditions agreed to by the Purchaser and the Seller or (3) exclude the applicable Real Property and any related Fixed Assets from the Acquisition, whereupon the Purchase Price shall not include the net book value of the Real Property and any related Fixed Assets in the calculation set forth in Section 1.9 hereof, and, as applicable, the Acquisition shall exclude any (1) Branch Lease, (2) equipment leases for equipment, (3) subleases listed on Schedule 3.12, and (4) assignable operating contracts, in each case, associated with the Excluded Branch; provided, further, that, for the avoidance of doubt, the Purchaser shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities associated with the Excluded Branch (other than as provided in this sentence) but, notwithstanding the provisions of Section 2.7, shall not be required to offer employment to or hire any Branch Employee related to the Excluded Branch.

(d)
For purposes of this Agreement, “Material Defect” means (i) any “Recognized Environmental Condition” identified in a Phase I Site Assessment or Phase II Site Assessment, as the term “Recognized Environmental Condition” is defined in ASTM Standard E1527-13, (ii) a Hazardous Substance (as hereinafter defined) is present at the Real Property, or any friable asbestos containing material, radon, mold, lead based paint, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-based materials that have not been properly controlled through the application of engineering controls or an adequate operation and maintenance plan, (iii) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Real Property, (iv) a discharge, emission or release of a Hazardous Substance related to the Real Property which violates an Environmental Law (as hereinafter defined); (v) an event or condition that likely has occurred or exists with respect to the Real Property which constitutes a violation of an Environmental Law; (vi) an event or condition related to the Real Property which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law; and (vii) with respect to the Real Property, deficiencies in the plumbing, electrical, HVAC, drive thru air transport system, roof, walls, or foundations impacting the current use of the applicable property or facility the cost of which to repair or correct (other than any costs required to be borne by the applicable lessor) and, in each case, that the Purchaser reasonably believes, based on the advice of its environmental consultant/contractor, as applicable, that the amount of expense or liability which the Purchaser would be reasonably likely to incur to correct such problem will exceed $50,000 in the case of each affected Real Property for environmental matters and $100,000 for matters related to the Real Property with respect to deficiencies in in the plumping, electrical, HVAC, drive thru air transport system, roof, walls, or foundations impacting the current use of the applicable property or facility (other than any costs required to be borne by the applicable lessor).

2.28    Exclusivity. From the date of this Agreement through the Closing Date, the Seller will not and will cause its affiliates not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than the Purchaser relating to the acquisition of any Branch or any of the assets, properties or deposits thereof or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
2.29    Breaches; Consummation of Agreement. Either Party shall, in the event it has Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the other Party and use its best efforts to prevent or promptly remedy the same. Each Party shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and provisions hereof.
2.30    Consents. From the date of this Agreement until all Consents (as hereinafter defined) are obtained, the Seller and the Purchaser shall cooperate with all reasonable requests of each other, and the Seller shall use commercially reasonable efforts, to obtain (a) all Landlord Consents (as hereinafter defined) to transfer the Seller’s rights as lessee to each Branch Lease to the Purchaser and (b) all other Consents (other than Governmental Approvals, as to which the provisions of Section 2.1 hereof apply) as shall be required under the terms of any Assumed Contracts or applicable law to transfer and assign to Buyer on the Closing Date the Assets and the Assumed Liabilities. If Seller is unable to obtain a Landlord Consent with respect to a Branch Lease, and Buyer and Seller fail to reach an agreement within thirty (30) calendar days after receipt of the landlord’s indication that a Landlord Consent will not be granted in form and substance reasonably satisfactory to Buyer and Seller, then the Purchase Price shall not include the net book value of the Real Property and any related Fixed Assets in the calculation set forth in Section 1.9 hereof, and, as applicable, the Acquisition shall exclude any (1) Branch Lease, (2) equipment leases for equipment, (3) subleases listed on Schedule 3.12, and (4) assignable operating contracts, in each case, associated with the Excluded Branch; provided, further, that, for the avoidance of doubt, the Purchaser shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities associated with the Excluded Branch (other than as provided in this sentence) but, notwithstanding the provisions of Section 2.7, shall not be required to offer employment to or hire any Branch Employee related to the Excluded Branch.

2.31    Assumption of IRA Deposits.

(a)
With respect to Deposit Liabilities in IRAs the Seller will use commercially reasonable efforts and will cooperate with the Purchaser in taking any action reasonably necessary to invite depositors of IRAs to accomplish the appointment of the Purchaser as successor custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with the Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable governmental authorities. The expenses payable to third parties associated with the Seller’s and the Purchasers’ efforts to assume IRAs shall be borne by the Purchaser.

(b)
If, notwithstanding the foregoing, as of the Closing Date the Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities, which shall be set forth on Exhibit 2.31(b) and delivered on, and prepared as of, the Measurement Date, shall be excluded from Deposit Liabilities for purposes of this Agreement.

2.32    Closing Financial Statements. Within ten (10) Business Days following the Closing Date, the Seller shall furnish to the Purchaser Financial Statements of the Branches as of the Closing Date (the “Closing Financial Statements”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the specific Section of the written statement identified as the disclosure schedule attached to this Agreement (“Disclosure Schedule”) relating to a specific and corresponding Section below, and as an inducement to cause the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:
3.1    Corporate Organization. The Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America having its principal office in Evansville, Indiana. The Seller has the power and authority to (a) own the Assets and hold the Deposit Liabilities, (b) carry on its business at the Branches as presently conducted, (c) execute, deliver and perform this Agreement, and (d) effect the transactions contemplated hereby.
3.2    Authorization. The execution, delivery and performance of this Agreement, and the other instruments, agreements and documents contemplated hereby by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement, and all other instruments, agreements and documents contemplated hereby executed and delivered by the Seller, have been duly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the provisions of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to public policy and general principles of equity.
3.3    No Conflicts. Subject to the Landlord Consents and the consents listed on Schedule 3.3 (collectively, the “Consents”), neither the execution, delivery or performance by the Seller of this Agreement or any of the other instruments, agreements or documents contemplated hereby nor the consummation by the Seller of the transactions contemplated hereby or thereby, does or will (after the giving of notice, the lapse of time or otherwise) violate, conflict with, result in a breach of or result in a default under (a) the Articles of Association or By-Laws of the Seller, (b) any provision of any promissory note, mortgage, indenture, lease or agreement, (c) any material agreement to which the Seller is a party or by which the Seller is bound, (d) any contract or agreement being assumed by the Purchaser pursuant to the terms of this Agreement, or (e) any law, statute, rule or regulation or any decree or order of any court or governmental authority other than in connection with the Governmental Approvals.

3.4    No Litigation. Except as set forth on Schedule 3.4, and for Proceedings involving the collection of delinquent accounts and garnishment Proceedings in the Ordinary Course of Business, there are no Proceedings in any court or before any government agency or authority, arbitration panel or mediator pending or, to the Knowledge of the Seller, threatened against or affecting the Branches, the Assets or the Assumed Liabilities or which would prevent consummation of the transactions contemplated by this Agreement by the Seller. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to or serve as a basis for the commencement of any such Proceeding.
3.5    Assets.

(a)
The Seller has good and marketable title to or, in the case of any leased Fixed Assets and Leased Property, good leasehold interest in, the Assets free and clear of all Encumbrances, other than (i) liens for unpaid taxes, assessments and charges not yet delinquent on the Fixed Assets, (ii) liens required to be granted in connection with repurchase or reverse repurchase agreements, and (iii) imperfections of title or other matters which do not materially detract from the present use thereof (collectively, “Permitted Encumbrances”). Except as contemplated by this Agreement, the Seller has not sold, transferred, assigned or pledged any of the Assets. Except for the Excluded Assets, the Assets that the Purchaser will acquire on the Closing Date represent all of the assets necessary to conduct the business of the Branches as presently conducted and represent all of the assets used or intended for use in the conduct of the business of the Branches.

(b)
The Fixed Assets, taken as a whole, are in good operating condition and repair, giving consideration to their age and use and subject to ordinary wear and tear, and will be received by the Purchaser in “AS IS, WHERE IS” condition, with no warranties or guarantees by the Seller as to condition, future performance, fitness for a particular purpose, merchantability or otherwise, except those warranties related to title.

3.6    Loans.

(a)
The Seller has provided to the Purchaser access to the file of each Loan. Exhibit 1.3(a) represents a true and accurate list of the Loans, including accrued and unpaid interest thereon, prepared as of a date within five (5) days prior to the date of this Agreement, which data shall be updated at and as of the Closing Date and, in each case as updated, shall be true and accurate as of such date. As of the Closing Date, the Seller will have delivered to the Purchaser as part of the records (to the extent that the Seller has possession), the originals of all loan agreements, including the promissory notes, collateral documentation and other documentation relating to the Loans and the documentation relating to the collateral securing the Loans.

(b)
The Seller is the sole owner of each of the Loans with no participation therein having been sold; none of the Loans are pledged to a third party; the principal balance and amount of accrued but unpaid interest and fees of each of the Loans as shown on the Seller’s books and records as of the close of business on the Closing Date will be true and correct; and, each of the Loans (and all notes, other evidences of indebtedness, mortgages, loan agreements and security agreements associated therewith) are transferred to the Purchaser hereunder without recourse and without any representations or warranties as to the collectability of the Loans, the value of the collateral securing the Loans or the creditworthiness of any Obligors (as hereinafter defined) of any Loans. Immediately following the sale of each Loan, the Purchaser will own such Loan free and clear of all Encumbrances.

(c)
Each of the Loans was made in the Ordinary Course of Business, and in accordance with customary lending and underwriting standards of the Seller, and is accruing interest in accordance with the respective terms thereof and was made, funded and remains in compliance with all applicable material laws, orders or regulations. Except as set forth on Exhibit 3.6(c) hereto, (i) each of the Loans is the legal, valid and binding obligation of the obligor, maker, co-maker, endorser or debtor (the “Obligors”) thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity, (ii) each of the Loans is evidenced by notes, agreements, mortgages or other instruments which are legal, valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity, (iii) each of the Loans contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore complies with all applicable requirements of federal, state, and local laws, and regulations thereunder, (iv) none of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Seller, except as evidenced by a written instrument which is a part of the file with respect to the Loan and appropriately recorded as necessary to establish all rights of mortgagee into assignee, and (v) no valid and legal defense, offset, counterclaim or set-off exists with respect to any of the Loans, and no such claim or right has been asserted with respect thereto. The Seller may transfer or assign each of the Loans, and any security interest, lien or collateral related thereto, to the Purchaser without the approval or consent of any Obligor.

(d)	The Seller is not in default under any of the Loans. No notice of default has been given or received by the Seller with respect to any Loan.

(e)
To the extent that a Loan purports to be secured by a lien, security interest or mortgage naming the Seller as a secured party or mortgagee, the Seller has taken all actions necessary to perfect such interest, and such security interest or mortgage is legal, valid, binding and enforceable in accordance with its terms and to the Knowledge of the Seller has the priority described in the Seller’s loan files, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity.

3.7    Deposits. Exhibit 1.5(a) includes a true and accurate list of all Deposit Liabilities (including IRAs) and related information, prepared as of a date within two (2) days prior to the date hereof. The balance of each deposit account included in the Deposit Liabilities as shown on the Seller’s books and records as of the close of business on the Closing Date will be true and correct. All of the Deposit Liabilities are insured by the Bank Insurance Fund of the FDIC to the maximum extent provided by law, and Seller has paid all assessments and has filed all reports required to be paid or filed by it to or with the FDIC. The Seller has the right to transfer or assign each of the Deposit Liabilities to the Purchaser, subject to any pledges, liens, judgments, court orders and restrictions on transfer.

3.8    Compliance with Laws. The Seller has complied with all laws, statutes, rules and regulations applicable to the Fixed Assets, the Deposit Liabilities and the Loans, and since January 1, 2013, has not received any notice or communication from any governmental authority alleging violation, or noncompliance with, any such laws, statutes, rules and regulations applicable to the Fixed Assets, the Deposit Liabilities and the Loans. The Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act in the market served by the Branches, and has no Knowledge of any planned or threatened objections by any governmental authority or community group to the transactions contemplated hereby. As of the date of this Agreement, the Seller was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. The Seller has received no notice or communication from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and the Seller has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by the Seller of the transactions contemplated hereby. As of the date of this Agreement, there is no pending or, to the best of the Knowledge of the Seller, threatened legal or governmental Proceedings against the Seller or any affiliate of the Seller that would affect the Seller’s ability to obtain the regulatory approvals required in order to consummate the transactions contemplated hereby.
3.9    No Brokers, Etc. The Seller has not employed or retained any broker, or finder or investment banker or incurred any liability for any brokerage, finder’s, investment banker’s or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby other than Sterne, Agee & Leach, Inc. (“Sterne”). All fees, commissions, compensation and expenses of Sterne for its services rendered to the Seller shall be paid by the Seller.
3.10    Consents and Approvals. Except for required regulatory approvals, the Landlord Consents and third party consents set forth on Schedule 3.3, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with the Seller’s consummation of the transactions contemplated by this Agreement.
3.11    Owned Real Property. Fee simple title to the Owned Real Property is vested in the Seller, free of all Encumbrances, other than the Permitted Exceptions. The Seller has received no written notice of any pending or threatened, nor does the Seller have any Knowledge of any contemplated, condemnation Proceeding, general assessment or similar governmental action affecting or relating to the Owned Real Property.
3.12    Leased Property. Exhibit 1.3(d) lists the Branch Leases, which include all leases, subleases, occupancy agreements or similar agreements, including any amendments, modifications or supplements thereto, under which the Seller occupies (or has the right to occupy) pursuant to a lease, license or similar arrangement any real property interest (a) used as a Branch or (b) used in connection with the operation of any Branch if such real property interest is incidental to and located at or in immediate and close proximity to any Branch (including any separate parking lot leases where customers of such Branch are permitted to park). The Branch Leases are accurately described on Exhibit 1.3(b) and have not been further amended, modified or supplemented. The Seller has delivered to the Purchaser a true, correct and complete copy of each Branch Lease as amended, modified or supplemented. Each Branch Lease is an existing legal, valid and binding obligation of the Seller and, to Knowledge of the Seller, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; and there does not exist with respect to Seller’s obligations thereunder, or, to the Knowledge of the Seller, with respect to the obligations of the Lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of the Seller or the Lessor under any such Branch Lease. Except as set forth on Schedule 3.12, there are no tenants or other parties claiming by, through or under the Seller that have a possessory right in and to any space in respect of the Leased Properties. As used in this Section 3.12, the term “Lessor” includes any sub-lessor of the property to the Seller. There are no subleases relating to any Leased Property created or suffered to exist by the Seller, or to the Knowledge of Seller, created or suffered to exist by any other Person. Subject to the Seller obtaining any consents necessary for the valid assignment to the Purchaser of the Branch Leases, which consents are listed on Schedule 3.12 (the “Landlord Consents”), the assignment of such Branch Leases will transfer to the Purchaser on the Closing Date all of the Seller’s rights under the Leases.

3.13    [Reserved].
3.14    Compliance with Environmental Laws. No environmental clearances or other governmental approvals related to environmental matters are required for the conduct of the business at the Branches or the consummation of the transactions contemplated hereby. The Seller has not received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances or with respect to any corrective or remedial action for, or cleanup of, the Real Property or any portion thereof. Except as in compliance with applicable Environmental Laws, no Hazardous Substances exist at, in, on, under, about, within or emanate from the Real Property, nor (in the case of any period prior to the Seller’s ownership or operation, to the Knowledge of the Seller) have any Hazardous Substances previously existed at, in, on, under, about or have been used, stored, deposited, treated, recycled or disposed of, on or released from the Real Property. There are no above ground storage tanks and, to the Knowledge of the Seller, no underground storage tanks at the Real Property. To the Knowledge of the Seller, the Real Property is in material compliance with Environmental Laws. To the Knowledge of the Seller, no asbestos, mold or lead based paint is contained in any structure located on the Real Property. There are no ongoing, and to the Knowledge of Seller, there have been no and there are no planned environmental investigations, remediations or other Hazardous Substance response actions at, or related to, Real Property, and no such property is currently listed on, or to the Knowledge of Seller, proposed for listing on any listing on the United Stated Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other Hazardous Substance response action. The Seller has delivered to the Purchaser true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by the Seller pertaining to the Real Property, including all documents related to any Phase I environmental assessment or physical examination and investigation of the Real Property.
3.15    Employee Matters. A list of employees associated with the Branches is set forth on Exhibit 2.19 (the “Branch Employees”), including his or her position, exempt or non-exempt status (for purposes of the Fair Labor Standards Act and comparable local wage hours), active or inactive status (and, if inactive, the reason therefor and the expected return date), current annual salary or wage rate, target incentive opportunity, period of service and whether such Branch Employee is a part-time or full-time employee. The Seller has complied in all respects with all material applicable laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining and the payment of social security or other taxes, and worker’s compensation or other insurance premiums with respect to the Employees. No causes of action, complaints, claims, charges or administrative investigations for unfair labor practices, wrongful discharge, violation of employment contract or employment claims based upon any municipal, state or federal law, statute, public policy, order or regulation is pending, or to the Knowledge of Seller, threatened against the Seller or its affiliates with regard to the Branches. There are no suits, claims, grievances, or causes of action pending, or, to the Knowledge of the Seller, threatened, against the Seller (whether in court or before an administrative agency) arising out of or related to the Seller’s employment, employment status or classification, termination of employment, or consideration for employment of the Branch Employees. There are no written employment contracts or similar agreements between the Seller and any of the Branch Employees. The Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branches nor does the Seller have any Knowledge of any pending organizational efforts at any Branch.
3.16    Seller’s Benefit Plans. Except for the 401(k) Plan of the Seller, none of the Seller’s Benefit Plans is (and neither the Seller nor any ERISA Affiliate has at any time maintained): (a) a “Multiple Employer Plan” within the meaning of Code Section 413(c), (b) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412, or (c) a “Multiemployer Plan” within the meaning of ERISA Section 3(37). With respect to each of the Seller’s Benefit Plans that is a “welfare benefit plan” (as defined in ERISA Section 3(1)), no such plan provides medical or death benefits with respect to current or former employees of the Branches (or their dependents) beyond their termination of employment (other than to the extent required by applicable Legal Requirements, including Code Section 4980B). None of the Seller’s Benefit Plans obligates the Seller or any of its ERISA Affiliates to pay retention, separation, severance, termination or similar benefits as a result of any transaction contemplated hereby and will not accelerate the time of paying or vesting, or increase the amount of compensation, due to any individual.

3.17    Taxes. The Seller has no due and owing unpaid taxes that may result in liens being placed on, or otherwise could adversely affect, the Assets or the Deposit Liabilities, or the use thereof, or could cause the Purchaser to incur any liability. The Seller has filed all required tax returns relating to the Branches and the Assets. All such tax returns are true, correct and complete. The Seller and its affiliates have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Assets or the Assumed Liabilities or related to the Branches.
3.18    Insurance. The Seller maintains in full force and effect insurance on the Assets in such amounts and against such risks and losses as are (based on advice of its insurance broker) customary and adequate for comparable entities engaged in the same business and industry. Schedule 3.18 lists all insurance policies covering the material properties, assets, employees and operations of the Branches (including policies providing property, casualty, liability, and workers’ compensation coverage).
3.19    Absence of Certain Changes or Events. Since December 31, 2014, the Seller has conducted its business at the Branches only in the ordinary course and has not, other than in the Ordinary Course of Business and consistent with past practices and safe and sound banking practices, taken any of the actions or permitted to occur any event that has had or could reasonably be expected to have a material adverse effect on the Branches.
3.20    Assumed Contracts. The Seller has delivered to the Purchaser a correct and complete copy of each written Assumed Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Assumed Contract, if any. With respect to each such Assumed Contract: (a) it is a legal, valid, binding and enforceable commitment, and in full force and effect, as against the Seller and, to the Knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; (b) it will continue to be such a legal, valid, binding and enforceable commitment, and in full force and effect, as against the Seller and, to the Knowledge of Seller, each other party thereto on identical terms following the consummation of the transactions contemplated hereby; (c) neither the Seller nor, to the Knowledge of Seller, each other party thereto is in breach or default thereunder and no event has occurred that with notice or lapse of time, or both, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder and (d) neither the Seller, nor to the Knowledge of Seller, any other party thereto has repudiated any provision thereof.
3.21    Books and Records. The books and records of the Branches have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Seller have been property recorded in such books and records.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
As an inducement to cause the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:
4.1    Corporate Organization. The Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America having its principal office in Mattoon, Illinois. The Purchaser has the power and authority to (a) own the Assets being acquired hereunder and assume, perform, discharge and pay the Assumed Liabilities, (b) operate the Branches, (c) execute, deliver and perform this Agreement, and (d) effect the transactions contemplated hereby.

4.2    Authorization. The execution and delivery of this Agreement, and all other instruments, agreements and documents contemplated hereby, by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser; provided, however, that certain additional approvals by the board of directors, and potentially the common shareholders, of the Purchaser will be required in connection with any financing contemplated by Section 2.23 hereof. This Agreement, and all other instruments, agreements and documents contemplated hereby executed and delivered by the Purchaser, have been duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the provisions of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to public policy and general principles of equity.
4.3    No Conflicts. Neither the execution, delivery or performance by the Purchaser of this Agreement or any other instruments, agreements or documents contemplated hereby nor the consummation by the Purchaser of the transactions contemplated hereby or thereby does or will (after the giving of notice, the lapse of time or otherwise) violate, conflict with, result in a breach of or result in a default under (a) the Articles of Association or Bylaws of the Purchaser, (b) any provision of any agreement or any other restriction to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (c) any law, statute, rule or regulation or any decree or order of any court or governmental authority once the Governmental Approvals are obtained. No approval, authorization or consent of any third party (other than the regulatory approvals and consents referred to in Section 5.5 hereof) is necessary to enable the Purchaser to purchase the Assets and assume the Assumed Liabilities as contemplated by this Agreement or to enable the Purchaser otherwise to perform its obligations hereunder.
4.4    No Litigation. There are no Proceedings in any court or before any government agency or authority, arbitration panel or mediator pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser which would prevent consummation of the transactions contemplated by this Agreement by the Purchaser.
4.5    Regulatory Matters. Subject to the financing described in Section 2.23 hereof, the Purchaser has received no notice or communication from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and the Purchaser has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by the Purchaser of the transactions contemplated hereby. As of the date of this Agreement, there is no pending or, to the best of the Knowledge of Purchaser, threatened legal or governmental Proceedings against the Purchaser or any affiliate of the Purchaser that would affect the Purchaser’s ability to obtain the regulatory approvals required in order to consummate the transactions contemplated hereby.
4.6    No Brokers, Etc. The Purchaser has not employed or retained any broker, finder or investment banker or incurred any liability for any brokerage, finder’s, investment banker’s or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby other than FIG Partners LLC (“FIG”). All fees, commissions, compensation and expenses of FIG for its services rendered to the Purchaser shall be paid by the Purchaser.
4.7    Pro Forma Capital Requirements. Subject to the financing referred to in Section 2.23 hereof, the Purchaser is and, on a pro forma basis giving effect to the transactions and the financing/capital injection contemplated by the Purchaser, will be (a) at least “adequately capitalized”, as defined for purposes of the Federal Deposit Insurance Act, and (b) in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over the Purchaser, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and to the Knowledge of the Purchaser, no such regulator is likely to, or has indicated that it will, condition any of the Governmental Approvals upon an increase in the Purchaser’s capital or compliance with any capital requirement, standard or ratio.
4.8    Antitrust. The Purchaser has no Knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Governmental Approvals.

4.9    CRA Rating. The Purchaser was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulator responsible for its supervision. The Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
4.10    Operation of the Branches.  Following the Closing, the Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.
4.11    Agreements with Regulatory Agencies. Neither the Purchaser nor any of its affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has the Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a material adverse effect with respect to the Purchaser.
ARTICLE V
CONDITIONS TO SELLER’S OBLIGATIONS
The obligation of the Seller to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller, except for the conditions in Section 5.5 hereof, which cannot or will not be waived by the Seller):
5.1    Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date (except that representations and warranties that speak as of a date shall be true and correct as of such date).
5.2    Covenants Performed. The Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
5.3    No Adverse Litigation. No Proceeding shall be pending or threatened against the Purchaser or the Seller as of the Closing Date which might reasonably be expected to (a) materially and adversely affect the Branches, the Assets or the Assumed Liabilities, or (b) materially and adversely affect the transactions contemplated by this Agreement.
5.4    Officer’s Certificate. The Purchaser shall have delivered to the Seller a certificate of its Chairman, President or any Executive Vice President, dated as of the Closing Date, certifying to the satisfaction of each of the foregoing conditions.
5.5    Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals relating to (a) the transactions contemplated by this Agreement, and (b) the operation of the Branches by the Purchaser. The Seller shall not have been notified by any regulatory authority that the discontinued operation of the Branches by the Seller would be a violation of any law, statute, rule or regulation or any policy of any governmental authority.

5.6    Closing Documents. The Purchaser shall have delivered to the Seller:

(a)
copies of the resolutions, certified by a duly authorized officer of the Purchaser, duly adopted by the Purchaser’s Board of Directors authorizing and approving this Agreement and the agreements, instruments, documents and transactions contemplated hereby;

(b)	an Assignment and Assumption of Deposit Liabilities Agreement signed by a duly authorized officer of the Purchaser in substantially the form set forth in Exhibit 5.6(b);

(c)	evidence of payment to the Seller, by wire transfer in immediately available funds to an account designated by the Seller, of the Estimated Purchase Price, if the Estimated Purchase Price is negative;

(d)	an Assignment and Assumption of Contracts Agreement signed by a duly authorized officer of the Purchaser in substantially the form set forth in Exhibit 5.6(d);

(e)	the receipt for the items in the safe deposit boxes contemplated by Section 2.6 hereof;

(f)	an Assignment, Transfer and Appointment of Successor Custodian Agreement with respect to the transfer of IRA accounts in substantially the form set forth in Exhibit 5.6(f); and

(g)	all other agreements, instruments and documents executed or delivered by the Purchaser as are required by this Agreement to consummate the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATIONS
The obligation of the Purchaser to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser, except for the conditions in Section 6.5 hereof, which cannot be waived by the Purchaser):
6.1    Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement that are qualified by materiality shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and the representations and warranties of the Seller contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date.
6.2    Covenants Performed. The Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
6.3    No Adverse Litigation. No Proceeding shall be pending or threatened against the Purchaser or the Seller as of the Closing Date which might reasonably be expected to (a) materially and adversely affect the Branches, the Assets or the Assumed Liabilities, or (b) materially and adversely affect the transactions contemplated by this Agreement.

6.4    Officer’s Certificate. The Seller shall have delivered to the Purchaser a certificate of its Chairman, President or any Executive Vice President, dated as of the Closing Date, certifying to the satisfaction of each of the foregoing conditions.
6.5    Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals relating to (a) the transactions contemplated by this Agreement, and (b) the operation of the Branches by the Purchaser. The Seller shall not have been notified by any regulatory authority that the discontinued operation of the Branches by the Seller would be a violation of any law, statute, rule or regulation or any policy of any governmental authority.
6.6    Closing Documents. The Seller shall have delivered to the Purchaser:

(a)
copies of the resolutions, certified by a duly authorized officer of the Seller, duly adopted by the Seller’s Board of Directors authorizing and approving this Agreement and the agreements, instruments, documents and transactions contemplated hereby;

(b)	an Assignment and Assumption of Deposit Liabilities Agreement signed by a duly authorized officer of the Seller in substantially the form set forth in Exhibit 5.6(b);

(c)
evidence of payment to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser, of the Estimated Purchase Price, if the Estimated Purchase Price is positive;

(d)	an Assignment and Assumption of Contracts Agreement signed by a duly authorized officer of the Seller in substantially the form set forth in Exhibit 5.6(d);

(e)	a Bill of Sale signed by a duly authorized officer of the Seller in substantially the form set forth in Exhibit 6.6(e);

(f)	a FIRPTA affidavit, signed by a duly authorized officer of the Seller in substantially the form of Exhibit 6.6(f);

(g)	the special warranty deeds signed by a duly authorized officer of the Seller with respect to the Owned Real Property, subject only to the Permitted Exceptions;

(h)
such other bills of sale, assignments and other instruments and documents as counsel for the Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying to the Purchaser good and marketable title to the Assets;

(i)
listings of the Deposit Liabilities as of the close of business on the Measurement Date (the “Deposit Listings”) in a paper format or utilizing such other method of information transfer as the Parties may mutually agree, which Deposit Listings shall include account number, outstanding principal balance, accrued interest, and other pertinent information;

(j)
listings of the Loans as of the close of business on the Measurement Date (the “Loan Listings”) in a paper format or utilizing such other method of information transfer as the Parties may mutually agree, which Loan Listings shall include account number, outstanding principal balance, accrued interest, and other pertinent information; a single assignment instrument for all, notes and liens for real estate and other secured loans; original promissory notes or other appropriate documents evidencing each Loan each endorsed with a separate allonge, signed by a duly authorized officer of the Seller in substantially the form of Exhibit 6.6(j), evidencing the assignment of such Loan from the Seller to the Purchaser; and such other documents evidencing the transfer to the Purchaser all of the Seller’s interest in all of the Loans to be transferred at the Closing, the security therefor and the other rights of Seller pertaining thereto as the Purchaser shall have reasonably requested;

(k)
such books and records as are capable of being delivered to the Purchaser (it being understood that after the Closing Date, the Seller shall provide the Purchaser with reasonable access to any books and records which are not capable of being transferred to the Purchaser at the Closing and will thereafter promptly transfer such books and records to the Purchaser);

(l)
a Limited Power of Attorney signed by a duly authorized officer of the Seller in the form of Exhibit 6.6(l) to effectuate the assignment of the Loans (including the security interest in all collateral therefor);

(m)	state, county and, if applicable, municipal transfer tax declarations;

(n)	a final title insurance policy for each Owned Real Property or a binding mark-up of the Commitment or proforma title insurance policy for each Owned Real Property signed by the Title Insurer;

(o)
executed counterparts of the Consents and all other consents required for the consummation of the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to the Purchaser;

(p)	estoppels from the landlords of the Leased Property and from any tenant and subtenants of the Seller at any Real Property;

(q)	Financial Statements of the Branches as of the Measurement Date;

(r)	an Assignment, Transfer and Appointment of Successor Custodian Agreement with respect to the transfer of IRA accounts in substantially the form set forth in Exhibit 5.6(f); and

(s)	all other agreements, instruments and documents executed or delivered by the Seller as are required by this Agreement to consummate the transactions contemplated hereby.

6.7    Purchaser Financing. The Purchaser shall have obtained the financing referred to in Section 2.23 hereof.

ARTICLE VII
TERMINATION
7.1    Methods of Termination. This Agreement and the transactions contemplated hereby may be terminated in any one of the following ways:

(a)	at any time on or before the Outside Date by the mutual agreement in writing of the Purchaser and the Seller;

(b)
at any time after the Outside Date by the Seller in writing if the conditions set forth in Article V of this Agreement shall not have been satisfied or waived in writing by the Seller (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(c)
at any time after the Outside Date by the Purchaser in writing if the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived in writing by the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(d)
at any time on or before the Outside Date by the Purchaser or the Seller in writing if the other shall have breached any of its respective representations or warranties contained herein in any material respect or any of its respective covenants, agreements or obligations contained herein in any material respect, and such breach has not been cured by the earlier of (i) fifteen (15) days after the giving of notice to the breaching Party of such breach, or (ii) the Outside Date; provided, however, that neither Party hereto may terminate this Agreement on account of its own breach hereof;

(e)
by either the Seller or the Purchaser in writing at any time after any of the regulatory authorities has denied any application, notice or request of the Purchaser for approval of the transactions contemplated hereby or has imposed a condition or requirement (other than regulatory capital levels or ratios) that is reasonably unacceptable to either Party;

(f)	by the Seller, at any time after the Outside Date, if the Purchaser shall have failed for any reason to have obtained the financing referred to in Section 2.23 hereof; or

(g)
by either the Seller or the Purchaser in writing if the transactions contemplated hereby are not consummated prior to the Outside Date (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), unless extended by a written agreement by the Seller and the Purchaser.

7.2    Procedure Upon Termination. In the event of termination pursuant to Section 7.1 hereof, this Agreement shall thereupon terminate and be of no further force or effect immediately upon receipt of the written notice required hereby or, in the case of Section 7.1(d), upon the passage of fifteen (15) days following such notice if no cure of a breach has occurred. If this Agreement is terminated as provided herein:

(a)
each Party shall (and shall cause its respective employees, agents and representatives to) return to the Party furnishing the same all information, documents, work papers and other materials (regardless of whether the same is in printed, electronic or computerized form and including, without limitation, all copies and summaries thereof) of the other Party or relating to the other Party, its customers or employees or the transactions contemplated hereby, whether obtained before or after the execution hereof, and

(b)
all information received by either Party hereto with respect to the business, operations and customers of the other Party (except information which is available to the public or which has heretofore been or is hereafter filed as public information with any governmental authority, other than through a breach of this Agreement) shall not at any time be used for any business purpose by such Party or disclosed by such Party to any other person or entity.

The requirements of this Section 7.2 shall be deemed to survive the termination of this Agreement.

7.3    Liabilities Upon Termination. Except as provided in Section 7.4 hereof, in the event of the termination of this Agreement pursuant to the terms and provisions hereof, neither Party hereto shall have any liability hereunder of any nature whatsoever to the other, including, without limitation, any liability for monetary damages; provided, however, that (a) the foregoing shall not preclude liability from attaching to a Party who has intentionally breached or violated any of the provisions hereof, and (b) the termination of this Agreement shall not terminate or affect any of the provisions contained in Article IX hereof or the agreements of the Parties hereto with respect to confidentiality contained in Section 2.3 hereof and in the Confidentiality Agreement.

7.4    Seller Break-up Fee.

(a)
The Parties hereby acknowledge and agree that the Seller has committed and will commit substantial time, effort, resources and expenses, will forgo other opportunities in pursuing the transactions contemplated by this Agreement and would not enter into this Agreement unless the Purchaser agreed to the provisions of this Section 7.4.  The Purchaser agrees that it shall pay in immediately available funds to the Seller a break-up fee in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), (the “Seller Break-up Fee”), in the event that the Seller terminates this Agreement pursuant to Section 7.1(f) hereof.

(b)
The Seller Break-up Fee shall be paid to the Seller within thirty (30) days of the occurrence of the termination event specified in Section 7.4(a) hereof.  If the Seller Break-up Fee is not paid as provided, then the Seller shall be entitled to recover interest (calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, Midwest Edition, on the date of termination, or, if none, on the latest date immediately prior to the date of termination on which such bids were reported in The Wall Street Journal) on the unpaid amount of the Seller Break-up Fee from the time the Seller Break-up Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

(c)
The Seller and the Purchaser hereby acknowledge and agree that the Seller Break-up Fee shall compensate the Seller for (i) expenses incurred for attorneys, accountants, financial advisors and consultants of the Seller in pursuing this Agreement and the transactions contemplated hereby, and (ii) the Seller’s management time and expense in investigating, analyzing, developing and pursuing this Agreement and the transactions contemplated hereby.  The Purchaser further acknowledges and agrees that the amount of the Seller Break-up Fee is fair, reasonable and not a penalty and that its obligation to pay the Break-up Fee shall survive any termination of this Agreement by the Seller and the Purchaser.

ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification by the Seller. Following the Closing Date, the Seller agrees to indemnify the Purchaser and each of its officers, directors, shareholders and representatives (collectively, the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from any claim, loss, damage, costs, or expenses (including reasonable attorneys’ fees and costs and expenses of litigation) (collectively, “Losses”) that any Purchaser Indemnified Party may incur or suffer by reason of (a) the inaccuracy or breach of any representation or warranty made by the Seller herein (disregarding, for the amount of determining any Loss, any materiality qualifiers in any such representation and warranty), (b) the breach of any of the agreements or covenants of the Seller contained herein or in accordance with the provisions hereof, (c) any liability or obligation of any nature and any Losses that are incurred or suffered by the Purchaser and that is based upon or pertains to the Excluded Assets or the Excluded Liabilities, (d) any Proceeding arising from or relating to any of the foregoing, (e) any taxes, including interest and penalties, required to be paid by the Seller or its successor, which relate to the Branches at or prior to the Closing Date, and (f) the involuntary termination of employment by the Seller prior to or at the Closing Time of any Remaining Branch Employee.

8.2    Indemnification by the Purchaser. Following the Closing Date, the Purchaser agrees to indemnify the Seller and each of its officers, directors, shareholders and representatives (collectively, the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from any Losses that any Seller Indemnified Party may incur or suffer by reason of (a) the inaccuracy or breach of any representation or warranty made by the Purchaser herein (disregarding, for the amount of determining any Loss, any materiality qualifiers in any such representation and warranty), (b) the breach of any of the agreements or covenants of the Purchaser contained herein or in accordance with the provisions hereof, and (c) the Assumed Liabilities or any responsibility, obligation, duty, legal action, Proceeding, claim, penalty or liability arising out of the Purchaser’s ownership and operation from and after the Closing of the business represented by the Branches, the Assets or the Assumed Liabilities; provided such Losses did not arise out of or relate to, or were not incurred in connection with or as a result of, any Pre-Closing Event Liability or any breach of any representation, warranty, covenant or agreement by the Seller under this Agreement.
8.3    Third-Party Claims. In the event any Proceeding shall be commenced or a claim shall be made against either Party as to which such Party may assert a right of indemnification under this Article VIII (each, an “Indemnified Party”), such Indemnified Party shall give prompt written notice thereof to each person obligated to indemnify the Indemnified Party under this Article VIII (each, an “Indemnifying Party”), and such Indemnifying Party shall be entitled to control the defense thereof, including employment, at such Indemnifying Party’s expense, of counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnifying Party controls the defense of any such Proceeding (i) it will be conclusively established for purposes of Sections 12.1 or 12.2, as applicable, that the claims made therein are within the scope of and subject to indemnification hereunder, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent; provided, further, that the Indemnified Party may employ, at the Indemnifying Party’s expense, its own counsel if its interests are, in its reasonable opinion, in conflict with those of the Indemnifying Party or are not being adequately represented. In the event the Indemnifying Party does not elect to control the defense of any claim within ten (10) Business Days of the notice thereof from the Indemnified Party, the Indemnified Party may contest, or upon prior approval of the Indemnifying Party, settle any claim or liability that, if established, would be subject to indemnification hereunder and, in such event, all reasonable legal fees, disbursements and other costs and expenses of such contest or settlement shall also be an item of indemnification hereunder.
8.4    Survival. Except as waived in accordance with the terms of this Agreement, any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing Date, shall survive the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in (a) Section 3.1 (Corporate Organization), Section 3.2 (Authorization), Section 3.5(a) (Assets), Section 4.1 (Corporate Organization) and Section 4.2 (Authorization) shall survive for a period of six (6) years following the Closing Date, (b) Section 3.13 (Compliance with Environmental Laws) and Section 3.16 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time and (c) all other representations and warranties for a period of eighteen (18) months following the Closing Date. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations (other than those explicitly waived in accordance with the terms of this Agreement) will not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

8.5    Limitations.

(a)
With respect to the indemnification obligations of the Seller pursuant to Section 8.1(a), the Seller shall not be obligated to indemnify the Purchaser Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.1(a), for any Losses for which the Seller would be obligated to indemnify the Purchaser Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.1(a) unless the aggregate of all Losses for which the Seller would, but for this clause, be liable under Section 8.1(a) exceeds on a cumulative basis $100,000 (the “Indemnification Threshold”), at which point Purchaser Indemnified Parties and their respective affiliates, successors or assigns shall be entitled to all indemnification amounts under Section 8.1(a) from the Seller in excess of the Indemnification Threshold; provided, however, that the limitations in this Section 8.5(a) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (Authorization) and Section 3.5(a) (Assets) (such Sections, collectively, the “Seller Material Representations”).

(b)
With respect to the indemnification obligations of the Purchaser pursuant to Section 8.2(a), the Purchaser shall not be obligated to indemnify the Seller Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.2(a), for any Losses for which the Purchaser would be obligated to indemnify Seller Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.2(a) unless the aggregate of all Losses for which the Purchaser would, but for this clause, be liable under Section 8.2(a) exceeds on a cumulative basis the Indemnification Threshold, at which point the Seller Indemnified Parties or any of their respective affiliates, successors or assigns shall be entitled to all indemnification amounts under Section 8.2(a) from the Purchaser in excess of the Indemnification Threshold; provided, however, that the limitations in this Section 8.5(b) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 4.1 (Corporate Organization) and Section 4.2 (Authorization).

(c)
With respect to the indemnification obligations of the Seller pursuant to Section 8.1(a) (other than the Seller Material Representations), the Seller shall not be obligated to indemnify Purchaser Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.1(a), for any Losses for which Seller would be obligated to indemnify the Purchaser Indemnified Parties or any of their respective affiliates, successors or assigns under Section 8.1(a) in excess of an aggregate amount equal to $6,500,000.

(d)
The amount of any losses for which indemnification is provided under Section 8.1(a) and Section 8.2(a) be reduced by (i) any tax savings realized by such Party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such loss, net of any reasonable expenses incurred in recovering such monies from the insurance carrier.

(e)
The rights to indemnity contained in this Article VIII shall be the sole remedies of the Parties hereto for monetary damages following the Closing for breach of a representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement; provided, however, that this provision shall not apply to breaches resulting from actual fraud or willful misconduct by the breaching Party, with respect to Excluded Assets or the Excluded Liabilities or with respect to breaches under Section 2.20 hereof.

ARTICLE IX
MISCELLANEOUS
9.1    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the instruments, agreements, certificates and documents contemplated hereby supersedes all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the Parties hereto relating to the matters contemplated hereby and constitute the entire agreement between the Parties hereto relating to the transactions contemplated hereby.
9.2    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party may assign this Agreement without the prior written consent of the other Party, except that no consent shall be required if this Agreement is assigned to any affiliate of either Party or is assigned by operation of law pursuant to a statutory merger or share exchange involving either Party.
9.3    Amendment and Modification. The Parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by the Seller and the Purchaser.
9.4    Waiver or Extension. Either Party hereto may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other Party under this Agreement; provided, however, that neither Party may waive the requirement for obtaining the Governmental Approvals. The failure of either Party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.
9.5    Payment of Expenses. Except as otherwise expressly provided in this Agreement, each Party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, all expenses, fees and costs (including, without limitation, filing fees) necessary for any Governmental Approvals or for any notice to depositors of the assumption of the Deposit Liabilities or to customers of the purchase of the Loans shall be paid by the Purchaser.
9.6    Notices. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if (a) delivered by hand and receipted for, (b) sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) delivered by receipted overnight delivery service or (d) delivered by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, as follows:

If to the Seller to:	with a copy to (which shall not constitute notice):

Jeffrey L. Knight, Esq.
Executive Vice President, Chief Legal Counsel and Corporate Secretary
Old National Bancorp
One Main Street
Evansville, Indiana 47708
Telephone: (812) 464-1363
Facsimile: (812) 468-0399
Krieg DeVault LLP Attention: Michael J. Messaglia, Esq. One Indiana Square Suite 2800 Indianapolis, Indiana 46204 Telephone: (317) 636-4341 Facsimile: (317) 636-1507

If to the Purchaser to:	with a copy to (which shall not constitute notice):

Joseph R. Dively Chairman and Chief Executive Officer First Mid-Illinois Bancshares, Inc. 1421 Charleston Avenue Mattoon, Illinois 61938 Telephone: (217) 258-9520 Facsimile: (217) 258-0485	Schiff Hardin LLP Attention: Jason Zgliniec, Esq. 233 S. Wacker, Drive Suite 6600 Chicago, Illinois 60606 Telephone: (312) 258-5500 Facsimile: (312) 258-5600

or such substituted address or person as either Party has given to the other in writing.

All such notices, requests and other communications shall be effective (a) if delivered by hand, when delivered, (b) if mailed in the manner provided herein, two (2) Business Days after deposit with the United States Postal Service, (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service, and (d) if by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.
9.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
9.8    Headings. The headings and defined terms in this Agreement have been inserted and used solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.
9.9    Governing Law Jurisdiction, Venue; Jury Trial. This Agreement (including, without limitation, any and all venue demands, controversies, Proceedings between or among the Parties hereto arising out of or relating to this Agreement or its breach, the construction of its terms or the interpretation of the rights and duties of the Parties) shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Illinois or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Illinois. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Circuit Courts of the States of Illinois and Indiana or any federal courts of the United States of America sitting in the States of Illinois and Indiana, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Acquisition, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding, if brought by the Purchaser, be heard and determined only in the Circuit or Superior Courts of Vanderburgh County, Indiana or the United States District Court for the Southern Division of Indiana, or if brought by the Seller, be heard and determined only in the Circuit or Superior Courts of Coles County, Illinois or the United States District Court for the Southern Division of Illinois.  In connection with the foregoing, the Parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of Personal jurisdiction of or proper venue by such courts. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

9.10    Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
9.11    No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the Parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.12    Construction. This Agreement is the product of negotiation by both Parties hereto and shall be deemed to have been drafted by both Parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either Party.
9.13    Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires.
9.14    Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated into and made a part of this Agreement.
9.15    Facsimile; PDF. This Agreement may be executed and delivered by either hereto Party by facsimile or PDF transmission. For purposes of this Agreement, any signature page signed and transmitted by facsimile machine, telecopier or electronically in PDF format shall be treated as an original document, and the signature of either Party thereon, for purposes hereof, shall be considered as an original signature and the document transmitted shall be considered to have the same binding effect as an original signature on an original document. Neither Party may raise the use of a facsimile machine, telecopier or other electronic method or the fact that any signature was transmitted through the use of a facsimile machine, telecopier or other electronic method in accordance with this Section as a defense to the enforcement of this Agreement, any amendment hereto or any other document contemplated hereby.
9.16    Limitation on Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall either Party hereto be entitled to recover from the other Party hereto punitive damages (except for any punitive damages actually paid to third parties, which shall constitute Damages) arising out of or relating to a breach by such other parties of any of its representations, warranties, covenants or obligations under this Agreement, even if the Party in breach has been advised of the possibility of such damages.
9.17    Definitions. For purposes of this Agreement,

(a)
“affiliate” or “affiliates” shall mean with respect to the Seller or the Purchaser, as required by the context, any and all (i) direct and indirect parent corporations and subsidiaries of the Seller or the Purchaser, (ii) direct and indirect subsidiaries of the Seller’s or the Purchaser’s parent corporation, and (iii) entities controlled by or controlling the Seller or the Purchaser.

(b)	“Business Day” shall mean a day, other than a Saturday or a Sunday, on which banking institutions in the City of Indianapolis, Indiana are required to be open.

(c)
“Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning: (i) health, safety and sanitation; (ii) the protection of the environment, worker safety or human health or welfare; (iii) the presence, investigation, correction, abatement, remedy, restoration or cleanup of a Hazardous Substance; (iv) the closure of a treatment, storage or disposal facility; (v) the use, storage, treatment, generation, transportation, processing, handling, production or disposal of a Hazardous Substance; (vi) the protection of the environment from spilled, released, discharged or deposited Hazardous Substances; or (vii) the reimbursement or contribution for the costs of responding to the presence of a Hazardous Substance, including the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

(d)	“ERISA Affiliate” shall mean any entity under “common control” with Seller within the meaning of ERISA Section 4001(14).

(e)
“ESA” shall mean a trust created or organized for the purpose of paying the qualified education expenses of an individual who is the designated beneficiary of the trust in accordance with the provisions of Section 530 of the Code.

(f)
“Fiduciary Relationships” shall mean (i) any and all common law or other trusts between individual, corporate or other entities with Seller as a trustee or co-trustee, including, without limitation, pension, compensation, testamentary, and charitable trusts and indentures, (ii) any and all decedents’ estates where the Seller is serving as a co- or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (iii) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity, (iv) any and all agency and/or custodial accounts and/or similar arrangements under which the Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (v) any and all escrow arrangements under which the Seller holds or held assets for any party or parties on stated terms and conditions.

(g)	“Hazardous Substance” shall mean a substance, contaminant, pollutant, chemical, material or waste which is regulated or considered to be hazardous or toxic under any Environmental Law.

(h)	“including” shall mean “including, but not limited to.”

(i)
“IRA” shall mean an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or Section 408A of the Code.

(j)	“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

(k)
“Knowledge” of a particular fact or other matter shall mean information actually known to a Parties’ executive officers, directors or branch managers or such other information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances.

(l)	“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice.

(m)
“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, unincorporated organization, governmental authority or other entity or organization.

(n)
“Pre-Closing Event Liability” shall mean, with reference to any item and whether or not any of the acts, omissions, circumstances, events, violations, breaches or other matters described in the following clauses are now or hereafter known, all obligations and liabilities arising out of or relating to (i) any breach of or noncompliance with any Assumed Contact or Branch Lease to the extent such breach or noncompliance arises out of any act, omission, circumstance or event attributable to the period prior to the Closing Date, (ii) any Proceeding to the extent such Proceeding arises out of any act, omission, circumstance or event attributable to the period prior to the Closing Date, (iii) any violation of or noncompliance with any applicable law to the extent such violation or noncompliance arises out of any act, omission, circumstance or event attributable to the period prior to the Closing Date, (iv) any fraudulent or criminal activity or conduct or other wrong doing on the part of the Seller or any of its employees or agents at any time on or prior to the Closing Date (or, in the case of a Transferred Employee, at any time prior to the time such Transferred Employee shall become an employee of the Purchaser), and (v) any data or security breach or other misappropriation of customer data or information attributable to any period prior to the Closing Date.

(o)
“Proceeding” shall mean any action, arbitration, audit, proceeding, oversight, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced brought, conducted, or heard (or capable of being heard) by or before, or otherwise involving, any governmental authority or arbitrator.

(p)
“Purchaser’s Benefit Plans” shall mean each of the Purchaser’s “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), each compensation, consulting, employment or collective bargaining agreement, and each life, health, dental, disability or other insurance or benefit, bonus, vacation, fringe benefit, deferred or incentive compensation, workman’s compensation, severance or separation, pension, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Purchaser, which the Purchaser or any ERISA Affiliate of the Purchaser maintains or contributes to, or maintained or contributed.

(q)
“Seller’s Benefit Plans” shall mean each of the Seller’s “employee benefit plans” within the meaning of Section 3(3) of ERISA, each compensation, consulting, employment or collective bargaining agreement, and each life, health, dental, disability or other insurance or benefit, bonus, vacation, fringe benefit, deferred or incentive compensation, workman’s compensation, severance or separation, pension, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Seller, which the Seller or any ERISA Affiliate of the Seller maintains or contributes to, or maintained or contributed.

9.18    Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

* * *

IN WITNESS WHEREOF, the Parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.

OLD NATIONAL BANK

By: /s/ Robert G. Jones

Printed: Robert G. Jones

Its: President & CEO
ATTEST:

By: /s/ Jeffrey L. Knight

Printed: Jeffrey L. Knight

Its: Chief Legal Officer, EVP

FIRST MID-ILLINOIS BANK & TRUST, N.A.

By: /s/ Joseph R. Dively

Printed: Joseph R. Dively

Its: President & CEO
ATTEST:

By: /s/ Michael L. Taylor

Printed: Michael L. Taylor

Its: SEVP & CFO